EXHIBIT 10.1

$500,000,000
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
among
FIRST SOLAR, INC.,
The Borrowing Subsidiaries Parties Hereto,
The Several Lenders from Time to Time Parties Hereto,
CITICORP NORTH AMERICA, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, BANK OF MONTREAL, SUMITOMO MITSUI BANKING CORPORATION
and
BANK OF AMERICA, N.A.,
as Co-Documentation Agents,
HSBC BANK USA, NATIONAL ASSOCIATION and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Co-Syndication Agents,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
Dated as of July 10, 2017

JPMORGAN CHASE BANK, N.A., HSBC BANK USA, NATIONAL ASSOCIATION and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Joint-Lead Arrangers and Bookrunners

4.4	Power; Authorization; Enforceable Obligations	48
4.5	No Legal Bar	49
4.6	Litigation	49
4.7	No Default	49
4.8	Ownership of Property	49
4.9	Intellectual Property	49
4.10	Taxes	49
4.11	Federal Regulations	50
4.12	Labor Matters	50
4.13	ERISA; Foreign Benefit Arrangements and Plans	50
4.14	Investment Company Act; Other Regulations	50
4.15	Restricted Subsidiaries	50
4.16	Use of Proceeds	50
4.17	Environmental Matters	50
4.18	Accuracy of Information, etc.	51
4.19	Security Documents	52
4.20	Anti-Corruption Laws and Sanctions	52
4.21	EEA Financial Institutions. No Loan Party is an EEA Financial Institution	52

SECTION 5. CONDITIONS PRECEDENT		52
5.1	Conditions to Initial Extension of Credit	52
5.2	Conditions to Each Extension of Credit	54

SECTION 6. AFFIRMATIVE COVENANTS		54
6.1	Financial Statements	54
6.2	Certificates; Other Information	55
6.3	Payment of Obligations	56
6.4	Maintenance of Existence; Compliance	56
6.5	Maintenance of Property; Insurance	57
6.6	Inspection of Property; Books and Records; Discussions	57
6.7	Notices	57
6.8	Environmental Laws	57
6.9	Additional Collateral, etc	58
6.10	Designation of Subsidiaries	59
6.11	Compliance with Laws	60
6.12	Post-Closing Covenant	60

SECTION 7. NEGATIVE COVENANTS		60
7.1	Financial Condition Covenants	60
7.2	Indebtedness and Guarantee Obligations	60
7.3	Liens	62
7.4	Fundamental Changes	64
7.5	Disposition of Property	64
7.6	Restricted Payments	65
7.7	Acquisitions	66
7.8	Transactions with Affiliates	66
7.9	Sales and Leasebacks	66
7.10	Swap Agreements	66

iii

7.11	Changes in Fiscal Periods	66
7.12	Negative Pledge Clauses	66
7.13	Clauses Restricting Subsidiary Distributions	67
7.14	Lines of Business	67
7.15	Unrestricted Subsidiaries	67
7.16	Use of Proceeds	67

SECTION 8. EVENTS OF DEFAULT		68

SECTION 9. THE AGENTS		71
9.1	Appointment	71
9.2	Delegation of Duties	71
9.3	Exculpatory Provisions	71
9.4	Reliance by Administrative Agent	71
9.5	Notice of Default	72
9.6	Non-Reliance on Agents and Other Lenders	72
9.7	Indemnification	72
9.8	Agent in Its Individual Capacity	73
9.9	Successor Administrative Agent	73
9.10	Documentation Agent and Syndication Agent	73

SECTION 10. MISCELLANEOUS		73
10.1	Amendments and Waivers	73
10.2	Notices	74
10.3	No Waiver; Cumulative Remedies	76
10.4	Survival of Representations and Warranties	76
10.5	Payment of Expenses and Taxes	76
10.6	Successors and Assigns; Participations and Assignments	77
10.7	Adjustments; Set-off	81
10.8	Counterparts	81
10.9	Severability	82
10.10	Integration	82
10.11	GOVERNING LAW	82
10.12	Submission To Jurisdiction; Waivers	82
10.13	Acknowledgements	82
10.14	Releases of Guarantees and Liens	83
10.15	Confidentiality	83
10.16	WAIVERS OF JURY TRIAL	84
10.17	No Fiduciary Duty	84
10.18	USA Patriot Act	85
10.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	85
10.20	Restatement; Existing Credit Agreement	85
10.21	Reallocation of Commitments and Loans	85

iv

SCHEDULES:
1.1A    Revolving Commitments
1.1B    L/C Commitment
1.1C    Specified Swap Agreements
4.4    Consents, Authorizations, Filings and Notices
4.15    Restricted Subsidiaries
4.19    UCC Filing Jurisdictions
7.2(A)(d) Existing Indebtedness
7.2(B)(c) Existing Guarantee Obligations
7.3(f)    Existing Liens
7.12    Existing Negative Pledge Clauses

EXHIBITS:
A    Form of Second Amended and Restated Guarantee and Collateral Agreement
B    Form of Compliance Certificate
C    Form of New Lender Supplement
D    Form of Commitment Increase Supplement
E    Form of Assignment and Assumption
F    Form of U.S. Tax Compliance Certificate

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of July 10, 2017, among FIRST SOLAR, INC., a Delaware corporation (the “Company”), the Borrowing Subsidiaries (as defined herein, and, together with the Company, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), CITICORP NORTH AMERICA, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, BANK OF MONTREAL, SUMITOMO MITSUI BANKING CORPORATION and BANK OF AMERICA, N.A., as co-documentation agents (in such capacity, the “Documentation Agents”), HSBC BANK USA, NATIONAL ASSOCIATION and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as co-syndication agents (in such capacity, the “Syndication Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent.
WHEREAS, the Borrowers entered into that certain Amended and Restated Credit Agreement, dated as of October 15, 2010, among the Company, the borrowing subsidiaries party thereto, the several lenders from time to time party thereto (the “Existing Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (as heretofore amended, the “Existing Credit Agreement”), pursuant to which the Existing Lenders made available a revolving credit facility in the amount of $600,000,000; and
WHEREAS, the Borrowers have requested that the Existing Lenders agree to amend and restate the Existing Credit Agreement in its entirety upon the terms and conditions set forth herein to, among other things, amend certain covenants and extend the term thereof.
NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as of the Closing Date (as hereinafter defined) to read in its entirety as follows:
SECTION 1.  DEFINITIONS
1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“8point3 Facility”: any one or more revolving credit facilities and/or term loan facilities under which 8point3 OpCo is a borrower.
“8point3 Interests”: the Capital Stock of 8point3 Holding Company, LLC, 8point3 General Partner, LLC, 8point3 Energy Partners LP, 8point3 OpCo, First Solar 8point3 Holdings, LLC and Maryland Solar Holdings, Inc. and each of their respective direct and indirect Subsidiaries, in each case owned directly or indirectly by the Company.
“8point3 OpCo”: 8point3 Operating Company, LLC, a Delaware limited liability company.
“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurocurrency Rate for a Eurocurrency Loan with a one-month interest period commencing on such day plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurocurrency Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurocurrency Rate, respectively.
“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR. Only Loans denominated in Dollars shall have an ABR option.

“Acquisition”: as to any Person, any acquisition by such Person (i) of a majority or controlling interest in the Capital Stock of any other Person, (ii) of all or substantially all of the assets of any Person or (iii) of all or substantially all of the assets constituting a division, business unit or line of business of any other Person.
“Adjustment Date”: as defined in the definition of Applicable Pricing Grid.
“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Revolving Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Agents”: the collective reference to the Syndication Agents, the Documentation Agents, the Administrative Agent and the Arrangers.
“Agreed Currency”: as defined in Section 2.23.
“Agreed Rate”: in respect of any Revolving Loan made in an Alternate Currency, the interest rate for which is not determined on the basis of a Eurocurrency Rate, the rate per annum for such Revolving Loan in the relevant Alternate Currency Amendment, adjusted as provided in such Alternate Currency Amendment for reserve requirements established by any specified foreign court or governmental agency, authority, instrumentality or regulatory body in respect of such Alternate Currency or any category of liabilities which includes deposits by reference to which the interest rate on the Revolving Loans denominated in such Alternate Currency is determined, if any.
“Agreement”: as defined in the preamble hereto.
“Alternate Currency”: (a) with respect to any Revolving Loans, any currency (other than Dollars, Euro, or Yen) that has been designated by the Administrative Agent as an Alternate Currency at the request of the Company and with the consent of all Lenders (other than the Swingline Lender); and (b) with respect to any Letter of Credit, any currency (other than Dollars, Euro, Canadian Dollars or British Pound Sterling) that has been designated by the Administrative Agent as an Alternate Currency at the request of the Company and with the consent of the applicable Issuing Lender.
“Alternate Currency Amendment”: any amendment to this Agreement, the other Loan Documents and the Exhibits hereto among the Company, the other Borrowers, the Administrative Agent and each Lender (other than the Swingline Lender) in order to designate one or more Alternate Currencies for Alternate Currency Loans (and minimum borrowing and prepayment amounts and increments) and to make such other technical modifications hereto and thereto as may be deemed reasonably necessary or advisable by the Administrative Agent (and its counsel) in connection therewith to reflect the availability of Revolving Loans denominated in such Alternate Currency or Currencies, including without limitation, the addition of applicable interest rate benchmark, interest period, Business Days, Local Time, illegality, capital and tax-gross up provisions with respect to such Alternate Currency or Currencies, and accord the Lenders the types of protections that are provided to Lenders of Eurocurrency Loans hereunder and customarily to lenders of loans denominated in such Alternate Currency or Currencies; provided that no currency may be designated as an “Alternate Currency” for purposes of Alternate Currency Loans to be made by Lenders without the consent of each Lender (other than the Swingline Lender).

“Alternate Currency Loan” shall mean each Revolving Loan made in an Alternate Currency.
“Alternate Currency Overnight Rate”: with respect to a currency other than Dollars, the rate per annum determined by the Administrative Agent to represent its cost of overnight or short-term funds in such currency (which determination shall be conclusive absent manifest error) plus the Applicable Margin then in effect with respect to Eurocurrency Loans.
“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or any of their Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurocurrency Loans
Revolving Loans and Swingline Loans	1.00%	2.00%

; provided, that on and after the first Adjustment Date occurring after the Closing Date, the Applicable Margin shall be determined pursuant to the Applicable Pricing Grid.
“Applicable Pricing Grid”: the table set forth below, which specifies the rate per annum that will apply under the relevant column heading below, in each case based upon the Consolidated Leverage Ratio as of the end of the fiscal quarter of the Company for which consolidated financial statements have been most recently delivered pursuant to Section 6.1:

Consolidated Leverage Ratio	Applicable Margin for Eurocurrency Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
<1.00x	2.00%	1.00%	0.300%
>1.00x but <1.50x	2.25%	1.25%	0.350%
>1.50x	2.50%	1.50%	0.400%

Changes in the Applicable Margin or the Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1 when the Applicable Margin is being determined pursuant to the Applicable Pricing Grid, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in the applicable column of the table above shall apply.
In addition, at all times while an Event of Default shall have occurred and be continuing the highest rate set forth in each column of the table above shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.
“Application”: an application, in such form as an Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).
“Arrangers”: JPMorgan Chase Bank, N.A. and HSBC Bank USA, National Association and Credit Agricole Corporate and Investment Bank, in their capacity as joint lead arrangers and joint bookrunners hereunder.
“Assignee”: as defined in Section 10.6(b).
“Assuming Lender”: as defined in Section 2.3(a).
“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.
“Available Revolving Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.6(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Benefitted Lender”: as defined in Section 10.7(a).
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower”: the Company or any Borrowing Subsidiary, as applicable.
“Borrowing Date”: any Business Day specified by the Company (on its own behalf or on behalf of any other Borrower) as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.
“Borrowing Subsidiary”: any Restricted Subsidiary designated as a Borrowing Subsidiary pursuant to Section 2.22.
“British Pound Sterling”: British pound sterling in lawful currency of the United Kingdom.
“Business”: as defined in Section 4.17(b).
“Business Day”: a day (i) that is not a Saturday or a Sunday and (ii) (A) when used in connection with a Loan denominated in Euro, is both a TARGET Settlement Day and a London Business Day, (B) when used in connection with a Loan denominated in Dollars is a New York Business Day and (C) when used in connection with matters not relating to Loans, unless otherwise provided, is a New York

Business Day, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans, such day is also a day for trading by and between banks in Dollar, Euro or Yen deposits, as the case may be, in the interbank Eurocurrency market.
“Calculation Date”: (A) two Business Days prior to the last Business Day of each calendar month (or any other day selected by the Administrative Agent when an Event of Default has occurred and is continuing); provided, that the second Business Day preceding each Borrowing Date with respect to any Revolving Loan denominated in Euro, Yen or any Alternate Currency and each issuance of any Letter of Credit denominated in a currency other than Dollars shall also be a “Calculation Date”; provided, further, that the second Business Day preceding each date on which any Interest Period in respect of a Revolving Loan denominated in Euro, Yen or an Alternate Currency is continued shall also be a “Calculation Date” and (B) with respect to any Letter of Credit denominated in a currency other than Dollars, each of the following: (i) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount) and (ii) each date of any payment by the Issuing Lender of any Letter of Credit denominated in an Alternate Currency. The Administrative Agent will notify the Company of the applicable amounts recalculated on each Calculation Date.
“Canadian Dollars”: dollars in lawful currency of Canada.
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof with a minimum long-term credit rating of AA by S&P or Aa by Moody’s, in each case maturing within three years from the date of acquisition; (b) marketable direct obligations issued by, or unconditionally guaranteed by any foreign sovereign state, or any agency thereof, with a minimum long-term credit rating of AA by S&P and Aa by Moody’s, in each case maturing within three years from the date of acquisition; (c) securities with maturities of three years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, with a minimum long-term credit rating of AA by S&P and Aa by Moody’s, in each case maturing within three years from the date of acquisition; (d) certificates of deposit, time deposits or overnight bank deposits having maturities of 1 year or less from the date of acquisition, issued by any Lender or by any commercial bank with a long-term credit rating of at least A by S&P or A by Moody’s; (e) commercial paper maturing within nine months from the date of acquisition with a minimum short-term credit rating of A-1 by S&P or P-1 by Moody’s; (f) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (d) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government or a foreign sovereign state with a long-term credit rating of at least AAA by S&P or Aaa by Moody’s; (g) corporate debt securities issued in the U.S. or Europe with maturities of three years or less from the date of acquisition and with a long-term credit rating of at least AA by S&P or

Aa by Moody’s; (h) supranational debt securities issued in the U.S. or Europe with maturities of three years or less from the date of acquisition and with a long-term credit rating of at least AAA by S&P or Aaa by Moody’s; (i) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (h) of this definition; or (j) money market funds that (i) comply with the criteria set forth in SEC Rule2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“Closing Date”: July 10, 2017.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: the property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
“Commitment Fee Rate”: 0.300% per annum; provided, that on and after the first Adjustment Date occurring after the Closing Date, the Commitment Fee Rate shall be determined pursuant to the Applicable Pricing Grid.
“Commitment Increase Supplement”: as defined in Section 2.3(b)(ii).
“Company”: as defined in the preamble hereto.
“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.
“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.16, 2.17, 2.18 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Revolving Commitment.
“Connection Income Taxes” : Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA”: for any period beginning with the fiscal quarter ended June 30, 2015, Consolidated Net Income of the Company and its Restricted Subsidiaries for such period plus, without duplication and to the extent deducted in the calculation of such Consolidated Net Income for such period, the sum of (a) income Tax expense, (b) interest expense, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary and non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business exceeding $1,000,000), (f) compensation expense attributable to the issuance or grant of Capital Stock of the Company and (g) any other non-cash expenses exceeding $1,000,000, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary and non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business exceeding $1,000,000), (iii) income Tax credits (to the extent not netted from income Tax expense) and (iv) cancellation of debt income or any other non-cash income exceeding $1,000,000. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period (or thereafter, for purposes of determining the Consolidated Leverage Ratio as of any date by reference to Consolidated EBITDA for such Reference Period) the Company or any Restricted Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if at any time during such Reference Period (or thereafter, for purposes of determining the Consolidated Leverage Ratio as of any date by reference to Consolidated EBITDA for such Reference Period) the Company or any Restricted Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock (or similar equity interests) of a Person and (b) involves the payment of consideration by the Company and its Restricted Subsidiaries in excess of $10,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock (or similar equity interests) of a Person and (b) yields consideration to the Company or any of its Restricted Subsidiaries in excess of $10,000,000 “Consolidated Leverage Ratio”: as at any day, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such day.
“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Company) in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Restricted Subsidiary (other than a Subsidiary Guarantor) of the Company to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary.
“Consolidated Tangible Assets”: at any date, the total assets of the Company and its Restricted Subsidiaries at such date, as determined on a consolidated basis in accordance with GAAP, less their consolidated Intangible Assets.  For purposes of this definition, “Intangible Assets” means the amount of (a) all write-ups in the book value of any asset owned by the Company or a Restricted Subsidiary and (b) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and other intangible assets, determined on a consolidated basis in accordance with GAAP.
“Consolidated Total Debt”:  at any date, the aggregate principal amount of all Indebtedness (excluding (i) Indebtedness of the type described in clause (f) of the definition of

“Indebtedness” and Indebtedness of the type described in clauses (h) and (i) of the definition of “Indebtedness” to the extent such Indebtedness relates to Indebtedness of the type described in such clause (f), (ii) any Defeased Debt and (iii) Indebtedness incurred pursuant to Section 7.2(h) and associated with the Lien on the Capital Stock of 8point3 OpCo (it being understood that the exclusion described in this clause (iii) will not apply to Indebtedness of 8point3 OpCo, if any, in the event 8point3 OpCo becomes a Restricted Subsidiary)) of the Company and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that each Guarantee Obligation with respect to Indebtedness of an Unrestricted Subsidiary or another Person that is not a Group Member shall be included and valued at an amount equal to the maximum amount of obligations that may be covered by such Guarantee Obligation, unless such Guarantee Obligation is a Specified Guarantee Obligation, in which case such Guarantee Obligation shall be included and valued at an amount equal to the outstanding principal amount of Indebtedness guaranteed thereby at the date of determination (provided that, upon the occurrence and during the continuance of an event described in clause (a) of the definition of “Specified Guarantee Obligation” limiting the amount that can be collected under a Specified Guarantee Obligation, the valuation of such Specified Guarantee Obligation shall include the maximum amount estimated to be payable in respect thereof as described in clause (a) therein).
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other contractually binding undertaking to which such Person is a party or by which it or any of its property is bound.
“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulting Lender”: any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to comply with its obligation to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder (unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied), (b) notified the Company, the Administrative Agent, the Issuing Lenders, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit (unless such obligation under any other agreement is subject to a good faith dispute), (c) failed, within five Business Days after written request by the Administrative Agent (based on the reasonable belief that it may not fulfill its funding obligations), to confirm in writing to the Administrative Agent that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, provided that said Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount (other than a de minimis amount) required to be paid by it hereunder within five Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become the subject of a Bail-In Action or has a direct or indirect parent company that has become the subject of a Bail-In Action, (ii) become or is insolvent or has a parent company that has become or is insolvent or (iii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that the Administrative Agent shall provide written notice to any Lender determined by the Administrative Agent to be a Defaulting Lender hereunder (and the Administrative Agent shall provide a copy of such determination to the Company) and provided further that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any ownership interest in such Lender or parent company thereof or the exercise of control over a Lender or parent company thereof by a Governmental Authority or instrumentality thereof so long as such ownership interest does not result in or provide such Lender from immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21) upon delivery of written notice of such determination to the Borrowers, each Issuing Lender, the Swingline Lender and each Lender.
“Defeased Debt”: any Indebtedness of a Group Member that has been legally or economically fully defeased by such Group Member in a manner that is reasonably acceptable to the Administrative Agent.
“Disposition”: with respect to any property, any sale, sale and leaseback, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Documentation Agent”: as defined in the preamble hereto..
“Dollar Equivalent”: on any date, with respect to any amount denominated in Euro, Canadian Dollars, British Pound Sterling, Yen or any Alternate Currency, the equivalent in Dollars that may be purchased with such currency at the Spot Exchange Rate (determined as of the most recent Calculation Date) with respect to such currency at such date.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Domestic Subsidiary”: any Subsidiary of the Company organized under the laws of any jurisdiction within the United States.
“Domestic Subsidiary Guarantor”: any Domestic Subsidiary of the Company that guarantees the borrowing obligations of the Company and the Borrowing Subsidiaries pursuant to the Security Documents.
“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee”: (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by the Administrative Agent; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally-binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to hazardous substances) or the environment.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.
“ERISA Event”: (a) any Reportable Event; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any Group Member or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (e) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA); (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (i) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” or “€”: the single currency of participating member states of the European Union.
“Eurocurrency Base Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rates) for deposits in Dollars, Euro, Yen or any Alternate Currency, as the case may be, for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurocurrency Base Rate” shall be determined by reference to such other comparable publicly available service for displaying Eurocurrency rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits, Euro deposits, Yen deposits or the relevant Alternate Currency deposits, as applicable, at or about 11:00 A.M., Local Time, two Business Days prior to the beginning of such Interest Period in the relevant interbank market where its Eurocurrency and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein, provided that, in each case, that if such rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.
“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula:

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements
“Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Excluded Foreign Subsidiary”: as to the Obligations of any Borrower, any Foreign Subsidiary in respect of which either (a) the pledge of all the Capital Stock of such Subsidiary as Collateral for such Obligations or a guarantee thereof or (b) the guaranteeing by such Subsidiary of such Obligations, would, in the good faith judgment of the Company, result in adverse tax consequences to the Company and its Subsidiaries or would not be permitted by applicable law.
“Excluded Swap Obligation”: as defined in the Guarantee and Collateral Agreement.
“Excluded Taxes”: any of the following Taxes with respect to, imposed on, or required to be withheld or deducted from payments made to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or any other Loan Document or Letter of Credit, (a) any Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i)

imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit, Revolving Commitments, L/C Commitment or Swingline Commitment, pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit Revolving Commitments, L/C Commitment or Swingline Commitment (other than pursuant to an assignment request by the Company under Section 2.20), or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to clause (a) of Section 2.17, amounts with respect to such Taxes were payable to such Lender (or its assignor, if any) immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit Revolving Commitments, L/C Commitment or Swingline Commitment, or to such Lender immediately before it changed its lending office (c) Taxes attributable to such recipient’s failure to comply with Section 2.17(g) or (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement”: as defined in the preamble hereto.
“Existing Lenders”: as defined in the preamble hereto.
“FATCA”: Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current and any future regulations or other official interpretations thereof, any agreements entered into pursuant to Section 1471(b) thereof (or any amended or successor version described above) and, for the avoidance of doubt, any intergovernmental agreements in respect thereof (and any legislation, regulations or other official guidance adopted by a Governmental Authority pursuant to, or in respect of, such intergovernmental agreements).
“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.
“Flood Insurance Regulations”: (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder and (e) the Biggert-Waters Flood Reform Act of 2012, and any regulations promulgated thereunder.
“Foreign Lender”: any Lender or Issuing Lender, (a) with respect to any Borrower other than a U.S. Borrower and any Tax, that is treated as foreign by the jurisdiction imposing such Tax, (b) with respect to any U.S. Borrower, (1) that is not a “United States person” as defined by section 7701(a)(30) of the Code (“US Person”), or (2) that is a partnership or other entity treated as a partnership for United States federal income Tax purposes which is a US Person, but only to the extent the beneficial owners (including indirect partners if its direct partners are partnerships or other entities treated as partnerships for United States federal income Tax purposes are US Persons) are not US Persons.
“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Group Member or any ERISA Affiliate.
“Foreign Collateral Agreements”: any collateral agreement or guarantee (governed by the laws of a jurisdiction outside of the United States) that is required to be executed and delivered by the Company, a Borrowing Subsidiary that is a Foreign Subsidiary or a Foreign Subsidiary Guarantor after the Closing Date pursuant to Section 6.9(c) or otherwise.
“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member or any ERISA Affiliate.
“Foreign Subsidiary”: any Subsidiary that is not a Domestic Subsidiary.
“Foreign Subsidiary Guarantor”: any Foreign Subsidiary that guarantees the borrowing obligations of any Borrowing Subsidiary pursuant to the Security Documents.
“Funding Office”: the U.S. Funding Office or the London Funding Office, as applicable.
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then, upon notice by the Administrative Agent to the Company or vice versa, the Company and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If any such notice is given with respect to any Accounting Change then, until such time as such an amendment shall have been executed and delivered by the Company, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the SEC, or any change in the application thereof.
“Governmental Authority”: any nation or government, any supranational government or body, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.
“Group Members”: the collective reference to the Company and the Restricted Subsidiaries.
“Guarantee and Collateral Agreement”: the Second Amended and Restated Guarantee and Collateral Agreement executed and delivered by the Company and the other parties party thereto, substantially in the form of Exhibit A.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith; provided, that for purposes of Section 7.2(B) and the definition of “Consolidated Total Debt” only, each Guarantee Obligation with respect to Indebtedness of an Unrestricted Subsidiary or another Person that is not a Group Member shall be valued at an amount equal to the maximum amount of obligations that may be covered by such Guarantee Obligation, except for Specified Guarantee Obligations.
“Increase Date”: as defined in Section 2.3(a).
“Increasing Lender”: as defined in Section 2.3(a).
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current accounts payable), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8(e) only, the amount that would be payable by such Person in respect of any Swap Agreement if such Swap Agreement were terminated on such date (giving effect to any documented netting agreements). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document or Letter of Credit and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.
“Insolvency”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent”: pertaining to a condition of Insolvency.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes.
“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.
“Interest Period”: as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Company (on its own behalf or on behalf of any other Borrower) in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Company (on its own behalf or on behalf of any other Borrower) by irrevocable notice to the Administrative Agent not later than 1:00 P.M., Local Time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    the Company (on its own behalf or on behalf of any other Borrower) may not select an Interest Period that would extend beyond the Revolving Termination Date; and
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
“Issuing Lender”: each of JPMorgan Chase Bank N.A. and any other Lender approved by the Administrative Agent and the Company that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.
“L/C Alternate Currency Sublimit”: $300,000,000. The L/C Alternate Currency Sublimit is part of, and not in addition to, the Total Revolving Commitments.
“L/C Commitment”: an amount at any time equal to the lesser of (a) $400,000,000 and (b) the Total Revolving Commitments at such time. The initial amount of each Issuing Lender’s L/C Commitment is set forth opposite such Issuing Lender’s name on Schedule 1.1B. If any adjustment to the amount of the L/C Commitment shall occur after the Closing Date, each Issuing Lender’s share of the L/C Commitment shall be automatically adjusted such that each Issuing Lender has an equal share of the L/C Commitment.
“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5 (in each case based on the Dollar Equivalent thereof with respect to Letters of Credit denominated in a currency other than Dollars).
“L/C Participants”: with respect to any Letter of Credit, the collective reference to all the Lenders other than the applicable Issuing Lender.
“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
“Letters of Credit”: as defined in Section 3.1(a).
“Lien”: any mortgage, pledge, hypothecation, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing.
“Liquidity Availability”: on any date of determination, an amount equal to (x) the unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries (which in any event shall exclude any cash and Cash Equivalents of any Restricted Subsidiary to the extent that, on such date of determination, encumbrances or restrictions permitted pursuant to Section 7.13(vi) would prevent the distribution or other transfer of such cash or Cash Equivalents by such Restricted Subsidiary to the Company) minus (y) to the extent otherwise included therein the amount of any such cash or Cash Equivalents used to defease any Defeased Debt.
“Loan”: any loan made by any Lender pursuant to this Agreement.
“Loan Documents”: this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loan Party”: each Group Member that is a Borrower or a Subsidiary Guarantor.
“Local Time”: with respect to (i) fundings, continuations, payments and prepayments for the account of the Company in Dollars or Canadian Dollars, New York City time, and (ii) all other fundings, continuations, payments and prepayments, London, England, time.

“London Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its London funding office by written notice to the Company and the Lenders.
“Manufacturing Subsidiary”: any Subsidiary of the Company primarily engaged in the business of manufacturing or selling solar modules using a thin film semiconductor technology, and any Subsidiary of the Company holding the Capital Stock of any such Subsidiary.
“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (b) the Company’s ability to perform its obligations with respect to this Agreement or any of the other Loan Documents or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
“Multiemployer Plan”: any employee pension benefit plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“New Lender Supplement”: a supplement substantially in the form of Exhibit C pursuant to which an Assuming Lender shall become a Lender for all purposes and to the same extent as if originally a party hereto.
“Notes”: the collective reference to any promissory note evidencing Loans.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the applicable Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements, any Specified Swap Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement or any Specified Cash Management Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Loan Parties pursuant hereto) or otherwise; provided that Obligations shall not include Excluded Swap Obligations.
“Other Connection Taxes”: with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sale or assignment of an interest in any Loan or Loan Document, engaged in any other transaction pursuant to, or enforced, any Loan Documents).

“Other Currency”: as defined in Section 2.23.
“Other Taxes”: all present or future stamp, court or documentary Taxes and any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document or Letter of Credit, including any interest, additions to tax or penalties applicable thereto, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).
“Participant”: as defined in Section 10.6(c).
“Participant Register”: as defined in Section 10.6(c).
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Pension Plan”: any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Group Member or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.
“Permitted Acquisition”: any Acquisition; provided that (i) at the time thereof and after giving effect thereto no Default or Event of Default shall have occurred and be continuing (including as a result of any non-compliance with Section 7.1(b)), and (ii) the Company and its Restricted Subsidiaries would be in compliance with Section 7.1(a) and (b) for the most recent calculation period and as of the last day thereof, calculated as if such Acquisition (and any other Acquisition consummated since the first day of such calculation period) and any planned financing (including equity financing) therefor had been completed on the first day of such calculation period.
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).
“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code.
“Properties”: as defined in Section 4.17(a).
“Refunded Swingline Loans”: as defined in Section 2.5(b).

“Register”: as defined in Section 10.6(b).
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Reimbursement Obligation”: the obligation of the applicable Borrower to reimburse the applicable Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period referred to in Section 4043(c) of ERISA has been waived with respect to a Pension Plan.
“Required Lenders”: at any time, the holders of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
“Requirement of Law”: as to any Person, the Certificate of Incorporation and By‑Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer”: the chief executive officer, president, chief financial officer or treasurer of the Company, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Company.
“Restricted Payments”: as defined in Section 7.6.
“Restricted Subsidiary”: each Manufacturing Subsidiary and each other Subsidiary of the Company listed as such on Schedule 4.15 or designated by the Company as a Restricted Subsidiary pursuant to Section 6.10. Neither any Subsidiary Guarantor in existence on the Closing Date nor any Borrowing Subsidiary shall be designated as an Unrestricted Subsidiary at any time that it remains a Subsidiary Guarantor or Borrowing Subsidiary. A Subsidiary of an Unrestricted Subsidiary shall not be designated as a Restricted Subsidiary. A Restricted Subsidiary shall always be a direct Subsidiary of the Company or another Restricted Subsidiary or of a combination thereof for so long as it is a Restricted Subsidiary. Schedule 4.15 sets forth the Restricted Subsidiaries as of the Closing Date.
“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit, as such commitment may be changed from time to time pursuant to the terms hereof (including any increase in the Revolving Commitments pursuant to Section 2.3). The initial amount of each Lender’s Revolving Commitment is set forth opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.
“Revolving Commitment Increase”: as defined in Section 2.3(a).
“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date or the earlier termination of the Revolving Commitments.

“Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding that are denominated in Dollars, (b) the Dollar Equivalent at such time of the aggregate principal amount of all Revolving Loans held by such Lender then outstanding that are denominated in Euro, Yen or any Alternate Currency, (c) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (d) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.
“Revolving Loan”: as defined in Section 2.1.
“Revolving Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Revolving Extensions of Credit then outstanding.
“Revolving Termination Date”: the fifth anniversary of the Closing Date.
“Sanctions”: all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Foreign Collateral Agreements and all other security documents delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds between the Company or any Subsidiary Guarantor or any Restricted Subsidiary and any Lender or affiliate thereof.
“Specified Guarantee Obligation”: a Guarantee Obligation in respect of Indebtedness of an Unrestricted Subsidiary which is a Wholly-Owned Subsidiary of, or otherwise controlled by, the Company or any of its Restricted Subsidiaries, the terms of which (a) provide that, in the event of any exercise of remedies upon an event of default in respect of such Indebtedness or following any notice by the Administrative Agent to the holders of such Indebtedness (or to an agent, trustee or other representative for them) that an Event of Default hereunder has occurred and is continuing, such Guarantee Obligation shall be limited to an amount not exceeding (i) Indebtedness and other obligations covered by such Guarantee Obligation that are outstanding or accrued and owing at the time of such exercise of remedies or such notice, as the case may be, (ii) accrued interest on the amount referred to in clause (i) to the date of payment and (iii) costs of collection under such Guarantee Obligation (or a substantially similar limitation that may be approved by the Administrative Agent) or (b) are otherwise reasonably satisfactory to the Administrative Agent.
“Specified Swap Agreement”: (a) the Swap Agreements set forth in Schedule 1.1C and (b) any other Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by a Loan Party and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into (a “Specified Swap Counterparty”) so long as such Loan Party has agreed in writing with the applicable Specified Swap Counterparty that such Swap Agreement shall constitute a Specified Swap Agreement for purposes of the Loan Documents.
“Specified Swap Party”: as defined in the definition of “Specified Swap Agreement”.
“Spot Exchange Rate”: on any day (i) with respect to Euro, the spot rate at which Dollars are offered on such day by JPMorgan Chase Bank, N.A. in London for Euro at approximately 11:00 A.M. London time for delivery two Business Days later and (ii) with respect to any other foreign currency, the spot rate at which Dollars are offered on such day by JPMorgan Chase Bank, N.A. in the market where its foreign currency exchange operations are then being conducted for such foreign currency, at approximately 11:00 A.M. Local Time, for delivery two Business Days later. For purposes of determining the Spot Exchange Rate in connection with Euro-denominated Loans, such spot exchange rate shall be determined as of the Calculation Date for such Loan with respect to transactions in Euro that will settle on the date of such Loan provided, that with respect to any Alternate Currency, if at the time of any such determination, for any reason no such spot rate is being quoted, JPMorgan Chase Bank, N.A. may use reasonable methods it deems appropriate to determine such rate.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.
“Subsidiary Guarantors”: the collective reference to the Domestic Subsidiary Guarantors and the Foreign Subsidiary Guarantors.
“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Swap Agreement”.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.4 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.
“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.
“Swingline Loans”: as defined in Section 2.4.
“Swingline Participation Amount”: as defined in Section 2.5.
“Syndication Agents”: as defined in the preamble hereto.
“Systems Subsidiary”: any Subsidiary of the Company primarily engaged in the business of providing solar electricity solutions.
“TARGET Settlement Day”: any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer System (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is open for settlement of payment in Euro.
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.
“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.
“Transferee”: any Assignee or Participant.
“Type”: the type of Loan determined with regard to the interest option and currency applicable thereto, i.e., whether a ABR Loan or a Eurocurrency Loan.
“United States”: the United States of America.
“Unrestricted Subsidiary”: any Subsidiary of the Company that is not a Restricted Subsidiary. For the avoidance of doubt, as of the Closing Date, (i) each of 8point3 Holding Company, LLC, 8point3 General Partner, LLC, 8point3 Energy Partners LP, 8point3 OpCo, First Solar 8point3 Holdings, LLC and Maryland Solar Holdings, Inc. and each of their respective direct and indirect Subsidiaries is an Unrestricted Subsidiary and (ii) each direct and indirect Subsidiary of First Solar Development, LLC is an Unrestricted Subsidiary unless expressly listed on Schedule 4.15.
“U.S. Borrower”: any Borrower that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its U.S. funding office by written notice to the Company and the Lenders.

“U.S. Tax Compliance Certificate”: as defined in Section 2.17(g).
“Walton Interests”: any of (i) S. Robson Walton, Jim C. Walton, Alice L. Walton, the Estate of John T. Walton, JCL Holdings LLC and JTW Trust No.1 UAD 9/19/02, (ii) a parent, brother, sister or lineal descendent of the individuals named in clause (i), (iii) the spouse of any individual identified in (i) or (ii), (iv) the estate or any guardian, custodian or other legal representative of any individual identified in clauses (i) through (iii), (v) any trust established solely for the benefit of any one or more of the individuals identified in clauses (i) through (iii), and (vi) any Person all of the equity interests in which are beneficially owned, directly or indirectly, by any one or more of the Persons identified in clauses (i) through (v).
“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Company.
“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Withholding Agent”: any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Yen” and “¥”: the lawful currency of Japan.
1.2    Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the use of the word “consolidated” in any accounting or financial term that refers to the Company and its Restricted Subsidiaries shall be construed as to exclude in any calculation of the amount represented by such term any results, charges, expenses, liabilities or other accounting or financial attributes of the Unrestricted Subsidiaries as of the date or for the period such amount is being determined, but the foregoing shall not apply to the use of “consolidated” in Section 4.1, 5.1(b), 6.1 or similar contexts referring to financial statements, (iii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iv) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (vi) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vii) references to any Person shall be construed to include such Person’s successors and assigns permitted hereunder and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any and all functions thereof.
(c)    The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2.      AMOUNT AND TERMS OF REVOLVING COMMITMENTS
2.1    Revolving Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans denominated in Dollars, Euro, Yen and any Alternate Currency (“Revolving Loans”) to the Company or any Borrowing Subsidiary from time to time during the Revolving Commitment Period in an aggregate principal amount for all the Borrowers at any one time outstanding which will not result in such Lender’s Revolving Extensions of Credit exceeding such Lender’s Revolving Commitment. During the Revolving Commitment Period, the Company and each Borrowing Subsidiary may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans denominated in Dollars may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Company (on its own behalf or on behalf of the other Borrowers) and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10. The Revolving Loans denominated in Euro and in Yen shall be Eurocurrency Loans. The Revolving Loans denominated in any Alternate Currency may be Eurocurrency Loans or Agreed Rate Loans as set forth in the relevant Alternate Currency Amendment. The Company and each Borrowing Subsidiary shall repay all its outstanding Revolving Loans on the Revolving Termination Date. In connection with any Alternate Currency Loans, the Company, the other Borrowers and the Administrative Agent shall enter into an Alternate Currency Amendment.
2.2    Procedure for Revolving Loan Borrowing. Each Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Company (on behalf of such Borrower) shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 11:00 A.M., Local Time, three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, ABR Loans or Agreed Rate Loans borrowed by a Borrowing Subsidiary, or (b) 1:00 P.M., Local Time, one Business Day prior to the requested Borrowing Date, in the case of ABR Loans borrowed by the Company) (provided that any such notice of a borrowing of ABR Loans under the Revolving Commitments to finance payments required by Section 3.5 may be given not later than 12:00 P.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurocurrency Loans or Agreed Rate Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, (iv) the location and number of the account to which funds are to be disbursed, (v) the currency of the Revolving Loans to be borrowed and (vi) the applicable Borrower. Each borrowing under the Revolving Commitments shall be in an initial amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000 or not a whole multiple of $1,000,000, the amount thereof) and (y) in the case of

Eurocurrency Loans or Agreed Rate Loans, $5,000,000, €5,000,000 or ¥500,000,000, as applicable, or a whole multiple of $1,000,000, €1,000,000 or ¥100,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the applicable Borrower, borrowings in Dollars under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.5. Upon receipt of any such notice from the Company, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at the applicable Funding Office on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of the applicable Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the applicable Lenders and in like funds as received by the Administrative Agent. If no election as to the currency of a Revolving Loan is specified in any such notice, then the requested Revolving Loan shall be denominated in Dollars. If no election as to the Type of Revolving Loan is specified in any such notice, then the requested Revolving Loan shall be a Eurocurrency Loan. If no Interest Period with respect to any Eurocurrency Loan is specified in any such notice, then the Company shall be deemed to have selected an Interest Period of one month’s duration.
2.3    Increase in Revolving Commitments. (a) The Company may, at any time, by means of a notice to the Administrative Agent, request that the aggregate Revolving Commitments be increased (a “Revolving Commitment Increase”) as of the date specified in such notice (the “Increase Date”) by (i) increasing the Revolving Commitment of one or more Lenders that have agreed to such increase (an “Increasing Lender”) (it being understood that no Lender shall have an obligation to increase its Revolving Commitment pursuant to this Section 2.3) and/or (ii) adding one or more lenders (an “Assuming Lender”) as a party hereto with a Revolving Commitment in an amount agreed to by such Assuming Lender; provided that (A) in no event shall the aggregate amount of the aggregate Revolving Commitments exceed $750,000,000 after giving effect to any such increase and (B) the Revolving Commitment of each such Assuming Lender shall be in an amount of $10,000,000 or more.
(b)    On each Increase Date, (x) each Assuming Lender that has agreed to participate in the requested Revolving Commitment Increase in accordance with Section 2.3(a) shall become a Lender, party to this Agreement with a Revolving Commitment in the amount set forth in its New Lender Supplement, (y) the Revolving Commitment of each Increasing Lender for such requested Revolving Commitment Increase shall be increased by the amount set forth in its Commitment Increase Supplement as provided in clause (b)(ii)(B) below, and (z) participating interests in then outstanding Letters of Credit shall be reallocated to reflect the respective Revolving Percentages of the L/C Obligations of the Lenders from time to time; provided that:
(i)    on such Increase Date, the conditions in Section 5.2 shall be satisfied and the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Company, dated such Increase Date, to the effect that such conditions are satisfied; and
(ii)    on or before such Increase Date, the Administrative Agent shall have received the following, each dated such Increase Date: (A) such documents or legal opinions as the Administrative Agent may reasonably request in connection with such Revolving Commitment Increase (of the nature referred to in paragraphs (g) and (h) of Section 5.1); (B) a Commitment Increase Supplement duly executed by each Increasing Lender (if any) and each Borrower and the Administrative Agent, substantially in the form of Exhibit D (each a “Commitment Increase Supplement”); and (C) a New Lender Supplement executed by each Assuming Lender (if any).

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence, the Administrative Agent shall notify the Lenders (including each Assuming Lender) and the Company of the occurrence of the Revolving Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender. If any Revolving Loans are outstanding, each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, make available for the account of its applicable lending office to the Administrative Agent, in same day funds, an amount in Dollars, Euro and Yen, to be distributed to the other Lenders as prepayments for the account of their respective applicable lending offices such that the amount of the outstanding Loans owing to each Lender in each borrowing after giving effect to such distribution equals such Lender’s ratable portion of the Loans then outstanding thereafter (calculated based on its Revolving Commitment as a percentage of the Total Revolving Commitments outstanding after giving effect to the relevant Revolving Commitment Increase, and including the Dollar Equivalent of any Revolving Loans denominated in Euro and Yen), unless other arrangements satisfactory to the Administrative Agent and the Company are made in order to achieve ratable treatment.
2.4    Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Company and the Borrowing Subsidiaries under the Revolving Commitments from time to time during the Revolving Commitment Period by making swingline loans denominated in Dollars (“Swingline Loans”) to the Company or any Borrowing Subsidiary; provided that (i) the Borrowers shall not request and the Swingline Lender shall not make any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate principal amount of Swingline Loans would exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrowers shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Company and each Borrowing Subsidiary may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.
(b)    The applicable Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to it on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made.
2.5    Procedure for Swingline Borrowing; Refunding of Swingline Loans.
(a)    Whenever the Company or a Borrowing Subsidiary desires that the Swingline Lender make Swingline Loans, the Company (on its own behalf or on behalf of such Borrowing Subsidiary, as the case may be) shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period), (iii) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of clause (b) below and (iv) the applicable Borrower. Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the applicable Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the applicable Borrower on such Borrowing Date by depositing such proceeds in the account of such Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.
(b)    The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the applicable Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender (with a copy to the Company) no later than 12:00 Noon, New York City Time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender; provided that if as a result of such borrowing of Revolving Loans the Revolving Extensions of Credit would exceed the Total Revolving Commitments, then each Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Lender’s pro rata share of the Available Revolving Commitment of such Lender. Each Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the applicable Funding Office in immediately available funds, not later than 10:00 A.M., New York City Time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. If the Administrative Agent shall notify the Company that the amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loans, the Company shall pay such shortfall to the Administrative Agent within two Business Days after receipt of such notice. Each of the Company and the Borrowing Subsidiaries irrevocably authorizes the Swingline Lender to charge its accounts with the Administrative Agent in order to pay any such shortfall remaining outstanding after such two following Business Days.
(c)    If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.5(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the applicable Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.5(b), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.8(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.
(d)    Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)    Each Lender’s obligation to make the Loans referred to in Section 2.5(b) and to purchase participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or such Borrower may have against the Swingline Lender, such Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of such Borrower or the Company, (iv) any breach of this Agreement or any other Loan Document by any of the Borrowers, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
2.6    Commitment Fees, etc.
(a)    The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee in Dollars for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date.
(b)    The Company agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
2.7    Termination or Reduction of Revolving Commitments. The Company shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Extensions of Credit and any reallocation of participations in Swingline Loans and L/C Obligations made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in a minimum amount equal to $10,000,000 or a whole multiple of $5,000,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect.
2.8    Optional Prepayments. Each Borrower may at any time and from time to time prepay its Loans, in whole or in part, without premium or penalty, upon irrevocable notice of the Company (on its own behalf or on behalf of any other Borrower) delivered to the Administrative Agent no later than 1:00 P.M., Local Time, three Business Days prior thereto (or such later date or time as may be agreed by the Administrative Agent in its reasonable discretion), in the case of Eurocurrency Loans and Alternate Currency Loans, and no later than 1:00 P.M., New York City time, one Business Day prior thereto (or such later date or time as may be agreed by the Administrative Agent in its reasonable discretion), in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans, Alternate Currency Loans or ABR Loans; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.18. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $5,000,000, €5,000,000 or ¥500,000,000 or a whole multiple of $1,000,000, €1,000,000 or ¥100,000,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Notwithstanding the foregoing, the Company may revoke or postpone any notice of prepayment if such prepayment would have resulted from a refinancing of the Loans or proceeds from another transaction, which refinancing or transaction shall not be consummated or otherwise shall be delayed.
2.9    Mandatory Prepayments. If on any Calculation Date, the Total Revolving Extensions of Credit exceeds 105% of the Total Revolving Commitments then in effect, the Company shall (or shall cause any Borrowing Subsidiary to), within three Business Days after the Administrative Agent gives notice of such excess to the Company, (i) repay such of the outstanding Loans in an aggregate principal amount or (ii) cash collateralize a portion of the L/C Obligations in an amount, such that, after giving effect thereto, the Total Revolving Extensions of Credit (as reduced by any amount of L/C Obligations that have been cash collateralized pursuant to this Section 2.9 or otherwise) does not exceed the Total Revolving Commitments.
2.10    Conversion and Continuation Options.
(a)    The Company (on its own behalf or on behalf of any other Borrower) may elect from time to time to convert Eurocurrency Loans denominated in Dollars to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., Local Time, on the Business Day preceding the proposed conversion date. The Company (on its own behalf or on behalf of any other Borrower) may elect from time to time to convert ABR Loans to Eurocurrency Loans or to convert Eurocurrency Loans into Eurocurrency Loans having a different Interest Period by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., Local Time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurocurrency Loan and no Eurocurrency Loan may be converted into a Eurocurrency Loan having a different Interest Period when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion and notified the Company not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
(b)    Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Company (on its own behalf or on behalf of any other Borrower) giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, (i) provided that no Eurocurrency Loan denominated in Dollars may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion and notified the Company not to permit such continuations and, and provided, further, that if the Company (on its own behalf or on behalf of any other Borrower) shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and (ii) provided that no Eurocurrency Loan denominated in Euro or Yen may be continued with an Interest Period in excess of one month when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion and notified the Company as to permit such continuation, and provided further that if the Company (on its own behalf or on behalf of any other Borrower) shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the immediately preceding proviso such Euro-denominated Loans shall be automatically continued as

Eurocurrency Loans having an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
(c)    No Revolving Loans made in a particular currency may be converted into Revolving Loans denominated in any other currency. For the avoidance of doubt, Revolving Loans denominated in a particular currency shall be repaid or prepaid in such currency.
2.11    Limitations on Eurocurrency Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to $5,000,000, €5,000,000 or ¥500,000,000 or a whole multiple of $1,000,000, €1,000,000 or ¥100,000,000 in excess thereof and (b) no more than ten Eurocurrency Tranches shall be outstanding at any one time.
2.12    Interest Rates and Payment Dates.
(a)    Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate for such day plus the Applicable Margin.
(b)    Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
(c)    Each Agreed Rate Loan shall bear interest at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the relevant Agreed Rate plus the Applicable Margin.
(d)    (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations in Dollars, the rate applicable to ABR Loans plus 2% or, in the case of Reimbursement Obligations in any currency other than Dollars, at the Alternate Currency Overnight Rate plus 2% and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2% or, in the case of amounts determined in any currency other than Dollars, at the Alternate Currency Overnight Rate plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non‑payment until such amount is paid in full (as well after as before judgment).
(e)    Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
2.13    Computation of Interest and Fees.
(a)    Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to (i) ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate and (ii) interest and fees payable hereunder denominated in British Pound Sterling, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of each determination of a Eurocurrency Rate, or of a rate for an amount owing in a currency other than Dollars. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of the effective date and the amount of each such change in interest rate.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).
2.14    Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
(a)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, or
(b)     the Administrative Agent shall have received notice from the Required Lenders that the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Company and the relevant Lenders as soon as practicable thereafter. If such notice is given and until such notice has been withdrawn by the Administrative Agent any request by the Company (on its own behalf or on behalf of any other Borrower) for a Eurocurrency Loan of the affected type or in the affected currency, or a conversion to or continuation of a Eurocurrency Loan of the affected type or if the affected currency, pursuant to Sections 2.2 and 2.10(b), shall be deemed rescinded; provided that in the circumstances giving rise to such notice affect only one currency, then Eurocurrency Loans in the other currency shall be permitted.
2.15    Pro Rata Treatment and Payments.
(a)    Each borrowing by a Borrower from the Lenders hereunder shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders.
(b)    Each payment (including each prepayment) by a Borrower on account of principal of its Revolving Loans shall be made pro rata among the Lenders according to the respective outstanding principal amounts of such Revolving Loans then held by such Lenders. Each payment (including each prepayment) by a Borrower on account of interest on its Revolving Loans or any commitment fee shall be made pro rata among the Lenders according to the respective outstanding amounts due and payable to such Lenders.

(c)    All payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., Local Time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the relevant Funding Office,
(i)    in Dollars (with respect to Obligations denominated in Dollars),
(ii)    in Canadian Dollars (with respect to Obligations denominated in Canadian Dollars),
(iii)    in British Pound Sterling (with respect to Obligations denominated in British Pound Sterling),
(iv)    in Euro (with respect to Obligations denominated in Euro),
(v)    in Yen (with respect to Obligations denominated in Yen),
(vi)    in the Agreed Currency (with respect to Alternate Currency Loans),
(vii)    in the Agreed Currency (with respect to Obligations relating to Letters of Credit denominated in an Alternate Currency owed to Issuing Lenders), and
(viii)    in Dollars equal to the Dollar Equivalent (with respect to Obligations relating to Letters of Credit denominated in an Alternate Currency owed to Lenders).
In each case, all payments shall be made in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(d)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to (i) in the case of amounts denominated in Dollars, the greater of (x) the Federal Funds Effective Rate and (y) a rate as reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent, (ii) in the case of amounts denominated in Euro at the rate per annum determined by the Administrative Agent to represent its cost of overnight or short-term funds in Euro or (iii) in the case of amounts denominated in any other currency at the rate per annum determined by the Administrative Agent to represent its cost of overnight or short-term funds such currency. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to (i) in the case of amounts denominated in Dollars, ABR Loans or (ii) in the case of amounts denominated in Euro at the rate per annum determined by the Administrative Agent to represent its cost of overnight or short-term funds in Euro plus the Applicable Margin for Eurocurrency Loans, on demand, from the applicable Borrower.
(e)    Unless the Administrative Agent shall have been notified in writing by the Company (on its own behalf or on behalf of any other Borrower) prior to the date of any payment due to be made by the applicable Borrower hereunder that the applicable Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the applicable Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the applicable Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to (i) in the case of amounts denominated in Dollars, the daily average Federal Funds Effective Rate, (ii) in the case of amounts denominated in Euro, at the rate per annum determined by the Administrative Agent to represent its cost of overnight or short term funds in Euro or (iii) in the case of amounts denominated in any other currency at the rate per annum determined by the Administrative Agent to represent its cost of overnight or short-term funds such currency. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the applicable Borrower.
(f)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5(b), 2.5(c), 2.15(e) or 3.4(a), unless subject to a good faith dispute, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent, the Swingline Lender or the Issuing Lender hereunder for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
2.16    Requirements of Law.
(a)    If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:
(i)    shall subject any Lender or the Issuing Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate or an Agreed Rate (as defined in the applicable Alternate Currency Amendment); or
(iii)    shall impose on such Lender any other condition (other than with respect to Taxes);
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or the Agreed Rate Loans (or, in the case of clause (i), any Loan, any Letter of Credit, or any participation in a Letter of Credit or any Loan made or Letter of Credit issued by it) or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the applicable Borrower shall promptly pay such Lender, promptly following its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the applicable Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b)    If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital or liquidity as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Company (with a copy to the Administrative Agent) of a written request therefor, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented.
(c)    If any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)    that, in respect of any particular Alternate Currency, (x) the making or continuance of any Alternate Currency Loan is unlawful, (y) compliance by any Lender in good faith with any governmental request (whether or not having the force of law) in respect of the making or continuation of any Alternate Currency Loan or its Revolving Commitment in respect thereof is commercially impractical or (z) the making or continuation of any Alternate Currency Loan or its Revolving Commitment in respect thereof is impracticable as a result of a contingency occurring after the Closing Date which materially and adversely affects the applicable interbank market; or
(ii)    at any time that any Alternate Currency is not available in sufficient amounts to fund any borrowing of Alternate Currency Loans requested pursuant to Section 2.01;
then the obligation of such Lender to make or maintain Revolving Loans in such Alternate Currency shall be suspended until such time as such event or circumstance ceases to exist and on the last day of the relevant Interest Period (unless earlier required by applicable law), any outstanding Revolving Loans of such Lender in such Alternate Currency shall be repaid; provided that the Company (on its own behalf or on behalf of any other Borrower) may elect in connection with any such required repayment of any such Loan or any future borrowing of Revolving Loans thereof in such Alternate Currency, to require such Lender to fund a Revolving Loan in a different currency. In the event of any such election by the Company (A) any request that the affected Lender fund a Revolving Loan in a different currency shall be made by notice to the Administrative Agent, within the time period required for a borrowing in such currency pursuant to Section 2.2, and shall specify the currency of such Revolving Loan, (B) the currency of such Revolving Loan shall be a currency (other than the affected Alternate Currency) in which Revolving Loans are permitted to be borrowed under this Agreement, (C) the amount of such Revolving Loan shall be equivalent to the amount of the Revolving Loan that such Lender would have made or maintained in the affected Alternate Currency if such Lender had been able to make or maintain its Revolving Loan in such Alternate Currency (as determined by the Administrative Agent based on prevailing spot exchange rates), (D) such Revolving Loan shall be considered to be part of the same borrowing as the Revolving Loans of other Lenders in the affected Alternate Currency, including with respect to Interest Periods, conversions and prepayments and (E) the obligation of such Lender to make any such Revolving Loan shall be subject to the conditions set forth in Section 5.2.
(d)    A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Company (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the applicable Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Company pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.17    Taxes.
(a)    Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document or Letter of Credit shall be made free and clear of and without reduction or withholding for any Taxes unless such withholding is required by any Requirement of Law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it (or in the case of any Lender that is treated as a partnership for U.S. federal income Tax purposes, by such Lender for the account of any of its direct or indirect beneficial owners) is so required to deduct and withhold Taxes, then such Withholding Agent (or such Lender, if applicable) may so deduct and withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender, any Issuing Lender or its beneficial owner, as the case may be, receives an amount equal to the sum it would have received had no such withholdings or deductions been made.
(b)    Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent, such Lender (or its beneficial owner) or the Issuing Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.
(d)    Within 10 days after demand therefor, each Lender shall indemnify the Administrative Agent (or any Loan Party) for the full amount of any Taxes (or in the case of a Loan Party, any Excluded Taxes) attributable to such Lender that are payable or paid by the Administrative Agent or such Loan Party (provided that, with respect to the Administrative Agent, only to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and together with reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Loan Parties, as applicable, shall be conclusive absent manifest error.
(e)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    [Reserved]
(g)    (i) Any Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to payments hereunder or under any other Loan Document or Letter of Credit shall deliver to the Borrower (with a copy to the Administrative Agent or, in the case of a Participant, to the Administrative Agent and the Lender from which the related Participation shall have been purchased), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law (if any) as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding Tax other than the U.S. federal withholding Tax, the completion, execution and submission of such forms shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower, each Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent or, in the case of a Participant, to the Administrative Agent and the Lender from which the related participation shall have been purchased (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A)
in the case of a Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Code, two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax,

(B)
in the case of a Foreign Lender claiming eligibility for benefits of an income Tax treaty to which the United States of America is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty,

(C)	duly completed copies of Internal Revenue Service Form W-8ECI,

(D)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the Form of Exhibit F to the effect that (A) such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) the interest payment in question is not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E,

(E)
to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner, or

(F)
any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made

(iii)    In addition to the foregoing, if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of the preceding sentence, FATCA shall include any amendments thereto and any regulations or official interpretations thereof.
(iv)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Loan Parties and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Existing Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(i)    If the Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by any Loan Party pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes with respect to such refund) of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to the receipt of such refund), provided that such indemnifying party, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over pursuant to this Section 2.17(i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will any Issuing Lender or Lender be required to pay any amount to any Loan Party the payment of which would place the Issuing Lender or such Lender in a less favorable net after-Tax position than the Issuing Lender or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent, the Issuing Lender or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
(j)    The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.18    Indemnity. Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Company has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Eurocurrency Loans after the Company has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurocurrency Loans, or a conversion of Eurocurrency Loans into Eurocurrency Loans with a different Interest Period, on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section submitted to the Company by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16 or 2.17(a) with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.16 or 2.17(a). Each Lender may at any time and for any period, by notice to the Administrative Agent and the Company, designate another lending office (including an Affiliate of a Lender) for any Loans so long as such designation would not give rise to any additional obligation on the part of any Borrower under Section 2.16 or 2.17(a).
2.20    Replacement of Lenders. The Company shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.16 or 2.17(a), (b) makes a determination, pursuant to Section 2.16(c), that suspends its obligation to make or maintain Revolving Loans in a particular Alternate Currency, (c) is a Defaulting Lender, or (d) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby and with respect to which the Required Lenders shall have granted their consent, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.16 or 2.17(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) each applicable Borrower shall be liable to such replaced Lender under Section 2.18 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the replaced Lender shall be deemed to have consented to an Assignment and Acceptance and shall not be required to execute an Assignment and Acceptance), (viii)  until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
2.21    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.6;
(b)    the Revolving Commitments and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder, provided that any waiver, amendment or modification requiring the consent of all Lenders shall require the consent of such Defaulting Lender, and any waiver, amendment or modification requiring the consent of any affected Lender or all affected Lenders or such Lender shall require the consent of such Defaulting Lender that is an affected Lender or such Lender;

(c)    if any Swingline Loans or L/C Obligations exists at the time a Lender becomes a Defaulting Lender then:
(i)    all or any part of such Swingline Loans and L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 5.2 are satisfied at such time; and
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Revolving Percentage of the Swingline Loans and (y) second, cash collateralize such Defaulting Lender’s Revolving Percentage of the L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Obligations are outstanding, unless the Swingline Lender or the applicable Issuing Lender, as applicable, have agreed on an alternate arrangement;
(iii)    if the applicable Borrower cash collateralizes any portion of such Defaulting Lender’s Revolving Percentage of the L/C Obligations pursuant to Section 2.21(c), such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3 with respect to such Defaulting Lender’s Revolving Percentage of the L/C Obligations during the period of such collateralization;
(iv)    if the Revolving Percentages of the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to Section 2.21(c), then the fees payable to the Lenders pursuant to Section 3.3 shall be correspondingly adjusted for the benefit of such non-Defaulting Lenders in accordance with their Revolving Percentages; or
(v)    if any Defaulting Lender’s Revolving Percentage of the L/C Obligations is neither cash collateralized nor reallocated pursuant to Section 2.21(c), then, without prejudice to any rights or remedies of the applicable Issuing Lender or any Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender under Section 3.3 with respect to such Defaulting Lender’s Revolving Percentage of the L/C Obligations shall be payable to the applicable Issuing Lender until such Revolving Percentage of the L/C Obligations is cash collateralized and/or reallocated;
(d)    so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lenders shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.21(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and Defaulting Lenders shall not participate therein);
(e)    if no Swingline Loans or L/C Obligations then exist, or all the obligations of the Defaulting Lender in respect of the outstanding Swingline Loans or L/C Obligations have been reallocated, cash collateralized or prepaid as contemplated in paragraph (c)(i) or (ii) of this Section 2.21, the Company shall have the right, notwithstanding Section 2.15, to terminate the Revolving Commitment of such Defaulting Lender only upon not less than three Business Days prior notice to the Administrative Agent and payment in full on the date of such termination to the Administrative Agent, for the account of such Defaulting Lender, of the principal and accrued interest and fees then owing to such Defaulting Lender, with the Company remaining liable to such Defaulting Lender under Section 2.18 if such payment is made in respect of any Eurocurrency Loan other than on the last day of the Interest Period relating thereto; and
(f)    any amount payable to such Defaulting Lender hereunder on account of any fees shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lenders or Swingline Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Lender or Swingline Lender, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Swingline Loan or Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Company, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.
In the event that the Administrative Agent, the Company, the Issuing Lenders and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Revolving Percentages of the non-Defaulting Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.
2.22    Borrowing Subsidiaries. The Company may designate any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company as a Borrowing Subsidiary upon ten Business Days notice, or shorter notice if acceptable to the Administrative Agent, to the Administrative Agent and the Lenders (such notice to include the name, primary business address, jurisdiction of organization and tax identification number of such proposed Borrowing Subsidiary). Upon proper notice and receipt by the Administrative Agent of such documents and legal opinions as the Administrative Agent in consultation with all the Lenders may reasonably request (including a legal opinion that no withholding Tax is applicable with respect to any payment made by such Restricted Subsidiary and, with respect to any Restricted Subsidiary that is a Foreign Subsidiary, any documents contemplated to be delivered by such Restricted Subsidiary (and its Restricted Subsidiaries and parent entities) pursuant to Section 6.9(c) were such Restricted Subsidiary a new Foreign Subsidiary acquired on the date of designation of such new Borrowing Subsidiary) and subject to the Administrative Agent’s determining in consultation with all the Lenders that designating such Restricted Subsidiary as a Borrowing Subsidiary would not cause any Lender to suffer any economic, legal or regulatory disadvantage (it being understood and agreed that no Lender shall be deemed to suffer any such disadvantage on account of any withholding Tax being applicable to any payment made by such Restricted Subsidiary to the extent that the applicable Loan Parties agree to treat any such withholding Tax as an Indemnified Tax, in which case no legal opinion that no withholding Tax is applicable shall be required), such Restricted Subsidiary shall be a Borrowing Subsidiary and a party to this Agreement and the other Loan Documents. A Restricted Subsidiary shall cease to be a Borrowing Subsidiary hereunder at such time the Company gives at least ten Business Days prior notice (or, shorter notice if acceptable to the Administrative Agent) to the Administrative Agent and

the Lenders of its intention of terminating such Restricted Subsidiary as a Borrowing Subsidiary, provided that any such termination shall not be effective and such Restricted Subsidiary shall remain a Borrowing Subsidiary until such time as Loans to such Borrowing Subsidiary and accrued interest thereon and all other amounts then due from such Borrowing Subsidiary have been paid in full. In this connection, if outstanding Letters of Credit have been issued for the account of a Borrowing Subsidiary but all its Loans and accrued interest thereon have been paid in full, the Company shall be permitted to reallocate such Letters of Credit to another Borrower for the purpose of terminating such Borrowing Subsidiary as a Borrowing Subsidiary, provided that such reallocation would not cause the applicable Issuing Lender to suffer any economic, legal or regulatory disadvantage and such reallocation is documented in a manner reasonably satisfactory to the Administrative Agent and the Issuing Lender.
2.23    Currency Indemnity. Each Borrower shall, and shall cause the other Loan Parties to, make payment relative to any Obligation in the currency in which such Obligation was effected (the “Agreed Currency”). If any payment is received on account of any Obligation in any currency other than the Agreed Currency (the “Other Currency”) (whether voluntarily or pursuant to an order or judgment or the enforcement thereof or the realization of any collateral under the Security Documents or the liquidation of a Loan Party or otherwise), such payment shall constitute a discharge of the liability of the Loan Parties hereunder and under the other Loan Documents in respect of such obligation only to the extent of the amount of the Agreed Currency which the relevant Lender or Agent, as the case may be, is able to purchase with the amount of the Other Currency received by it on the Business Day next following such receipt in accordance with its normal banking procedures in the relevant jurisdiction and applicable law after deducting any costs of exchange. To the fullest extent permitted by applicable law, if the amount of the Other Currency received is insufficient to satisfy the obligation in the Agreed Currency in full, then the applicable Borrower shall on demand, and each Borrower hereby agrees to, indemnify the Lenders and the Agents from and against any loss or cost arising out of or in connection with such deficiency; provided that if the amount of the Agreed Currency so purchased is greater than the amount of the Agreed Currency due in respect of such liability immediately prior to such judgment or order, voluntary prepayment, realization of collateral, liquidation of a Loan Party or otherwise, then the Agents or the Lenders, as the case may be, agree to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law). To the fullest extent permitted by applicable law, the foregoing indemnity and agreement by each party shall constitute an obligation separate and independent from all other obligations contained in this Agreement and shall give rise to a separate and independent cause of action.
SECTION 3.      LETTERS OF CREDIT
3.1    L/C Commitment.
(a)    Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Company or any Borrowing Subsidiary on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the aggregate L/C Obligations would exceed the total L/C Commitment then in effect, (ii) the L/C Obligations with respect to Letters of Credit issued by such Issuing Lender would exceed such Issuing Lender’s share of the total L/C Commitment, (iii) 105% of the Dollar Equivalent of the L/C Obligations attributable to Letters of Credit denominated in Alternate Currencies would exceed the L/C Alternate Currency Sublimit then in effect or (iv) the sum of (x) 105% of the Dollar Equivalent of Letters of Credit denominated in Alternate Currencies plus (y) the Dollar Equivalent of the Revolving Extensions of Credit then outstanding other than Letters of Credit denominated in Alternate Currencies would exceed the Available Revolving Commitments. Each Letter of Credit shall (i) be denominated in Dollars, Canadian Dollars, Euro or British Pound Sterling, as the case may be, or, if agreed by the applicable Issuing Lender, any Alternate Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit may provide for the renewal thereof for additional periods of up to one year (but in no event shall any such renewal extend beyond the date referred to in clause (y) immediately above).
(b)    No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
3.2    Procedure for Issuance of Letter of Credit. Each Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, such Issuing Lender will verify with the Administrative Agent whether the requested Letter of Credit is permitted under Section 3.1 and following the receipt of such verification, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the applicable Borrower. Following receipt of such notice and prior to the issuance of a requested Letter of Credit, the Administrative Agent shall calculate the Dollar Equivalent of such Letter of Credit if it is to be denominated in a currency other than Dollars and shall notify the Company and such Issuing Lender of the amount of the Total Revolving Extensions of Credit after giving effect to (i) the issuance of such Letter of Credit, (ii) the issuance or expiration of any other Letter of Credit that is to be issued or will expire prior to the requested date of issuance of such Letter of Credit and (iii) the borrowing or repayment of any Revolving Loans or Swingline Loans that (based upon notices delivered to the Administrative Agent by the Company) are to be borrowed or repaid prior to the requested date of issuance of such Letter of Credit. A Letter of Credit shall be issued only if (and upon issuance of each Letter of Credit the relevant Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the L/C Obligations shall not exceed the L/C Commitment, (ii) the L/C Obligations with respect to Letters of Credit denominated in Alternate Currencies shall not exceed the L/C Alternate Currency Sublimit and (iii) the amount of the Revolving Extensions of Credit shall not exceed the Total Revolving Commitments.
3.3    Fees and Other Charges.
(a)    Each Borrower will pay a fee in Dollars on the Dollar Equivalent of all outstanding Letters of Credit (including Letters of Credit denominated in Alternate Currencies) issued for its account at a per annum rate equal to (i) with respect to standby Letters of Credit, the Applicable Margin or (ii) with respect to performance Letters of Credit, two-thirds of the Applicable Margin, in each case, then in effect with respect to Eurocurrency Loans under the Revolving Loans, shared ratably among the Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, such Borrower shall pay to the applicable Issuing Lender for its own account a fronting fee in Dollars in an amount agreed by the Company and such Issuing Lender on the undrawn and unexpired Dollar Equivalent amount of each Letter of Credit issued by such Issuing Lender, payable quarterly in arrears on each Fee Payment Date after the issuance date.
(b)    Unless otherwise specifically agreed with an Issuing Lender, in addition to the foregoing fees, each Borrower shall pay or reimburse such Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued for the account of such Borrower. To the extent invoiced, the costs and expenses payable pursuant to this clause (b) shall be due upon receipt and approval by the applicable Borrower of such invoice; provided that if such Borrower shall fail to initiate a good faith dispute with respect to such invoice within five days after receipt thereof, such Borrower shall be deemed to have approved such invoice.
3.4    L/C Participations.
(a)    Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it and the amount of each draft paid by such Issuing Lender thereunder; provided that if as a result of the issuance of such Letter of Credit (a) the Revolving Extensions of Credit would exceed the Total Revolving Commitments, then each Issuing Lender hereby agrees to grant and hereby grants to each L/C Participant, an undivided interest in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it and the amount of each draft paid by such Issuing Lender thereunder in an amount equal to such Issuing Lender’s pro rata share of the Available Revolving Commitment of such Issuing Lender so long as after giving effect to such issuance, amendment, renewal or extension (i) the L/C Obligations shall not exceed the L/C Commitment, (ii) the L/C Obligations with respect to Letters of Credit denominated in Alternate Currencies shall not exceed the L/C Alternate Currency Sublimit and (iii) the amount of the Revolving Extensions of Credit shall not exceed the Total Revolving Commitments. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the applicable Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay in Dollars (other than with respect to amounts payable pursuant to Letters of Credit denominated in Euro, Canadian Dollars or British Pound Sterling, which for the avoidance of doubt, shall be payable in the respective currency in which such Letter of Credit is dominated) to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the Dollar Equivalent (other with respect to amounts payable pursuant to Letters of Credit denominated in Euro, Canadian Dollars or British Pound Sterling, which for the avoidance of doubt, shall be payable in the respective currency in which such Letter of Credit is dominated) of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against such Issuing Lender, the applicable Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the applicable Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other L/C Participant or (v)

any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(b)    If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Loans. A certificate of such Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
(c)    Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the applicable Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
3.5    Reimbursement Obligation of the Borrowers. If any draft is paid under any Letter of Credit, the applicable Borrower shall reimburse the applicable Issuing Lender for the amount of (a) the draft so paid in the currency in which such Letter of Credit was issued and (b) any Taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 2:00 P.M., Local Time, on (i) the Business Day such Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the next Business Day following the day that such Borrower receives notice of such draft. Each such payment shall be made to such Issuing Lender at its address for notices referred to herein in the currency in which such draft is payable (except that, in the case of any Letter of Credit denominated in any currency other than Dollars, upon notice by such Issuing Lender to the applicable Borrower, such payment shall be made in Dollars from and after the date on which the amount of such payment shall have been converted into Dollars at the Spot Exchange Rate on such date of conversion, which date of conversion shall be selected by such Issuing Lender and may be any Business Day after the date on which such payment is due) in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.12(b) and (y) thereafter, Section 2.12(c); provided, that if any such amount is denominated in a currency other than Dollars for any period, such interest shall be payable for such period at the Alternate Currency Overnight Rate. If, as a result of fluctuations in the exchange rate between the Dollar and any Alternate Currency, the amount of the L/C Obligations exceeds 105% of the L/C Commitment, then Company shall, or cause the applicable Borrower to, deposit, within three Business Days of demand by the Administrative Agent as cash collateral, an amount in Dollars equal to such excess. The obligation to deposit amounts shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit. If (1) any Borrower was required to provide an amount of cash collateral hereunder as a result of the L/C Obligations exceeding the L/C Commitment due to fluctuations in the exchange rate between the Dollar and the Canadian Dollar, Euro, British Pound Sterling or any applicable Alternate Currency, as the case may be, (2) the L/C Obligations no longer exceed the L/C Commitment and (3) and the Borrower is not otherwise required to post cash collateral in respect of the Letters of Credit hereunder which has not been posted, then the amount of such excess shall be returned to such Borrower within five Business Days upon request of the Borrower.
3.6    Obligations Absolute. Each Borrower’s obligations under this Section 3 with respect to any Letter of Credit issued for its account shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such Borrower may have or have had against the applicable Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among such Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, or (iii) any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee, or (iv) subject to the following sentences, payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (v) subject to the following sentences, any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. An Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found to have resulted from the gross negligence or willful misconduct of such Issuing Lender. Each Borrower agrees that any action taken or omitted by each Issuing Lender under or in connection with any Letter of Credit issued for the account of such Borrower or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on such Borrower and shall not result in any liability of the Issuing Lenders to such Borrower.
3.7    Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the Company of the date and amount thereof. The responsibility of such Issuing Lender to a Borrower in connection with any draft presented for payment under any Letter of Credit issued for the account of such Borrower shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
3.8    Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply. Without limiting the generality of the foregoing, any statement in any Letter of Credit or Application to the effect that a Subsidiary (other than a Borrower) is an applicant or account party in respect of such Letter of Credit shall not create any liability with respect to such Letter of Credit on the part of such Subsidiary, and all obligations in respect of such Letter of Credit shall be obligations of the applicable Borrower.

SECTION 4.      REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of the Borrowers hereby jointly and severally represents and warrants to the Administrative Agent and each Lender that:
4.1    Financial Condition. The audited consolidated and unaudited consolidating balance sheets of the Company as at December 31, 2014, December 31, 2015 and December 31, 2016, and the related consolidated statements of operations and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report (in the case of such consolidated financial statements) from PricewaterhouseCoopers LLP, present fairly the consolidated financial condition of the Company as at such date, and the consolidated and consolidating results of its operations and its consolidated and consolidating cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Company as at March 31, 2017, and the related unaudited consolidated statements of operations and cash flows for the 3-month period ended on such date, present fairly the consolidated financial condition of the Company as at such date, and the consolidated results of its operations and its consolidated cash flows for the 3-month period then ended (subject to normal year‑end audit adjustments, if any). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except, in the case of audited financial statements, as approved by the aforementioned firm of accountants and disclosed therein), subject to normal year-end audit adjustments, if any.
4.2    No Change. Since December 31, 2016, there has been no development or event that has had a Material Adverse Effect.
4.3    Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and (where such concept is legally relevant) in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and (where such concept is legally relevant) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.4    Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19 or otherwise required in order to perfect, record or maintain the security interests granted under the Security Documents and (iii) those that, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, each Loan Document previously executed constitutes and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles(whether enforcement is sought by proceedings in equity or at law) or, with respect to Loan Documents governed by the laws of any jurisdiction other than those within the United States, conflicts of law and similar principles.
4.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member in any material respect and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 7.3).
4.6    Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against any Group Member or against any of its respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
4.7    No Default. No Default or Event of Default has occurred and is continuing.
4.8    Ownership of Property. Each Group Member has title in fee simple to (or, to the extent such concept is not applicable in a foreign jurisdiction, the legal equivalent in such jurisdiction of “legal title”), or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3, except in any such case to the extent that it could not reasonably be expected to have a Material Adverse Effect.
4.9    Intellectual Property. To the Company’s knowledge, each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging the use of any Intellectual Property or the validity of any Intellectual Property that could reasonably be expected to have a Material Adverse Effect, nor does the Company know of any valid basis for any such claim. To the Company’s knowledge, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any respect that could reasonably be expected to have a Material Adverse Effect.
4.10    Taxes. Except to the extent that it could not reasonably be expected to have a Material Adverse Effect, each Group Member has filed or caused to be filed all Federal Tax returns that are required to be filed and has paid all Taxes required to be paid by it. Except to the extent that it could not reasonably be expected to have a Material Adverse Effect, (i) each Group Member has filed or caused to be filed all state, foreign and other Tax returns that are required to be filed and has paid all Taxes required to be paid by it, (ii) each Group Member has paid any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it (including in its capacity as withholding agent) or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings or with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member), and (iii) no Tax Lien has been filed, and, to the knowledge of the Company, no claim is being asserted, with respect to any such Tax, fee or other charge.

4.11    Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. No more than 25% of the assets of the Group Members consist of “margin stock” as so defined. If requested by any Lender or the Administrative Agent, the Company will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U‑1, as applicable, referred to in Regulation U.
4.12    Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Company, threatened.
4.13    ERISA; Foreign Benefit Arrangements and Plans.
(a)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and with the terms of such Plan; and (ii) no ERISA Event has occurred or is reasonably expected to occur.
(b)    Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Benefit Arrangement or Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each such Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all material provisions of applicable law and all applicable regulations and published interpretations thereunder with respect to such Foreign Benefit Arrangement or Foreign Plan and (B) with the terms of such plan or arrangement.
4.14    Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
4.15    Restricted Subsidiaries. Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Restricted Subsidiary and, as to each such Restricted Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.
4.16    Use of Proceeds. The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes.
4.17    Environmental Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)    the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any applicable Environmental Law;
(b)    no Group Member has received or is aware of any written notice of violation or other written notice, alleging a violation, non-compliance, liability or potential liability under or relating to Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Company have knowledge of any reason for believing that any such notice will be received;
(c)    Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any applicable Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;
(d)    no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company, threatened, under any Environmental Law to which any Group Member is or could reasonably be expected to be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
(e)    there has been no release or threatened release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under applicable Environmental Laws;
(f)    all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no outstanding violation of any Environmental Law with respect to the Properties or the Business; and
(g)    no Group Member has assumed any liability of any other Person under applicable Environmental Laws.
4.18    Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished and taken together with any prior statements and information, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements (i) contained herein or therein not misleading. The projections (i) contained in the materials referenced above and (ii) delivered to the Administrative Agent pursuant to Section 6.2(g) are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.19    Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the certificated Pledged Stock described in Schedule 2 to the Guarantee and Collateral Agreement, as of the Closing Date, except to the extent not required to be pledged or delivered on the Closing Date, stock certificates representing such Pledged Stock have been delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement as of the Closing Date, upon the filing of financing statements and other filings specified on Schedule 4.19 (which financing statements and other filings are in appropriate form for filing) in the offices specified on Schedule 4.19, the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than certificated Pledged Stock, Liens permitted by Section 7.3), to the extent that such security interests may be perfected by such filings. In the case of any certificated Pledged Stock covered by the grant of a security interest pursuant to Section 3 of the Guarantee and Collateral Agreement but not described on Schedule 2 thereto, when stock certificates representing such Pledged Stock have been delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Stock and the proceeds thereof, as security for the Obligations, prior and superior in right to any other Person.
4.20    Anti-Corruption Laws and Sanctions. The Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their Subsidiaries and their respective officers and directors and to the knowledge of the Borrowers, their employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrowers, any Subsidiary or to the knowledge of the Borrowers or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrowers, any agent of the Borrowers or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
4.21    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
SECTION 5.      CONDITIONS PRECEDENT
5.1    Conditions to Initial Extension of Credit. The effectiveness of this Agreement and the agreement of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder are subject to the satisfaction, in each case prior to or concurrently with the Closing Date, of the following conditions precedent:
(a)Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, each Borrower, each Person listed on Schedule 1.1A and the “Required Lenders” under and as defined in the Existing Credit Agreement and (ii) the Guarantee and Collateral Agreement, executed and delivered by the Administrative Agent, the Company and the other parties party thereto.

(b)Financial Statements. The Lenders shall have received (i) the audited consolidated and unaudited consolidating financial statements of the Company for the December 31, 2014, December 31, 2015 and December 31, 2016 fiscal years and (ii) unaudited interim consolidated financial statements of the Company for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.
(c)Approvals. All governmental and third party approvals necessary in connection with the transactions contemplated hereby shall have been obtained and be in full force and effect.
(d)Lien Searches. The Administrative Agent shall have received the results of a recent lien search in the jurisdiction where the Company is organized, and such search shall reveal no liens on any of the assets of the Company except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.
(e)Fees. The Administrative Agent shall have received all fees required to be paid by the Company to the Administrative Agent or the Lenders in connection with this Agreement, and all expenses required by the terms hereof to be reimbursed or paid by the Company for which invoices have been presented before the Closing Date (including the reasonable fees and expenses of legal counsel).
(f)Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, with appropriate insertions and attachments relating to the organization, existence and good standing of such Loan Party (or equivalent certificate to the extent available in the case of any Foreign Subsidiary), with such adjustments and modifications with respect to any Foreign Subsidiary as the Administrative Agent may reasonably request.
(g)Legal Opinions. The Administrative Agent shall have received an executed legal opinion of Cravath, Swaine & Moore LLP, counsel to the Company and its Subsidiaries covering such matters contemplated by this Agreement as the Administrative Agent may reasonably require.
(h)Pledged Stock; Stock Powers; Pledged Notes. To the extent not provided prior to the Closing Date, the Administrative Agent shall have received or shall have in its possession (i) the certificates (if any) representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(i)Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to maintain in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
5.2    Conditions to Each Extension of Credit. The agreement of each Lender to make a Loan and of the Issuing Lender to issue a Letter of Credit hereunder on any date (including any Loans made and Letters of Credit issued hereunder on the Closing Date) are subject to the satisfaction of the following conditions precedent:
(a)Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.
(b)No Default. No Default or Event of Default shall have occurred and be continuing on such date, both before and after giving effect to the extensions of credit requested to be made on such date.
Each borrowing by and issuance of a Letter of Credit on behalf of each Borrower hereunder shall constitute a representation and warranty by the Company and such Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.
SECTION 6.      AFFIRMATIVE COVENANTS
The Company hereby agrees that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, it shall and shall cause each of its Restricted Subsidiaries to:
6.1    Financial Statements. In the case of the Company, furnish to the Administrative Agent:
(a)as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, and setting forth in each case in comparative form the figures for the previous year, reported (in the case of audited financial statements) on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing, together with an unaudited summary of the consolidating balance sheet and statements of income and of cash flow as of the end of such fiscal year for the Company and the Restricted Subsidiaries setting forth in reasonable detail the figures required to allow the Administrative Agent and the Lenders to determine compliance by the Company with the covenants set forth in Section 7.1 as of such end of fiscal year; and

(b)as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year‑end audit adjustments), together with an unaudited summary of the consolidating balance sheet and statements of income as at the end of such quarter for the Company and the Restricted Subsidiaries setting forth in reasonable detail the figures required to allow the Administrative Agent and the Lenders to determine compliance by the Company with the covenants set forth in Section 7.1 as of the end of such quarter, including a schedule detailing the amounts, if any, relating to clauses (e), (ii) or (iv) of the definition of Consolidated EBITDA and specifying the Restricted Subsidiary to which any such amounts relate.
All such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied (except as disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.
6.2    Certificates; Other Information. Furnish to the Administrative Agent:
(a)    concurrently with the delivery of the audited financial statements referred to in Section 6.1(a), and to the extent such independent certified public accountants provide such certificates to the Company, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default pursuant to Section 7.1, except as specified in such certificate;
(b)    concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Company and the Restricted Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be, (iii) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party and (2) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (iii) (or, in the case of the first such report so delivered, since the Closing Date) and (iv) a certificate of a Responsible Officer of the Company disclosing all Guarantee Obligations by a Group Member of Indebtedness of any Person (other than a Group Member) and including, with respect to each such Guarantee Obligations, the identity of the parties to the Indebtedness and other obligations covered by such Guarantee Obligations, the notice information for each such party and any change in the identity of any party, whether such Guarantee Obligations constitute Specified Guarantee Obligations, the aggregate amount of the Indebtedness and other obligations covered by such Guarantee Obligations, the amount of such Indebtedness and other obligations that is outstanding or accrued, the accrued interest on the outstanding or accrued amount and the date of payments and any other information that the Administrative Agent may reasonably request;
(c)    upon reasonable request of the Administrative Agent, copies of (i) any documents described in Section 101(k) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan;
(d)    promptly, such additional financial and other information as the Administrative Agent (including at the request of any Lender) may from time to time reasonably request;
(e)    promptly, after any Person (other than a Group Member) enters into Indebtedness covered by Guarantee Obligations of a Group Member, a copy of the documents evidencing the Guarantee Obligations and notice of any default under such documents;
(f)    [Reserved]; and
(g)    (i) as soon as available and in any event no later than 90 days after the commencement of each fiscal year of the Company, detailed projections in a form customarily prepared by management of the Company for such fiscal year, which projections shall include (x) a projected year end consolidated balance sheet, income statement and statement of cash flows and (y) a statement of all the material assumptions on which such projections are based; and
(ii)    as soon as available and in any event no later than 45 days after the end of the second quarterly period of each fiscal year, detailed projections in a form customarily prepared by management of the Company including (I) updated projections for such fiscal year and (II) projections for the next succeeding fiscal year, which projections shall include, in the case of each of (I) and (II) above, (x) a projected year end consolidated balance sheet, income statement and statement of cash flows and (y) a statement of all the material assumptions on which such projections are based.
Information required to be delivered pursuant to Section 6.1 and this Section 6.2 shall be deemed to have been effectively delivered on the date on which the Company provides notice to the Administrative Agent (which notice the Administrative Agent shall promptly provide to the Lenders)  that such information has been posted on the Securities and Exchange Commission website on the Internet, on the Company’s IntraLinks site at intralinks.com or at another relevant website identified in such notice and accessible by the Lenders without charge. Any such notice by the Company or the Administrative Agent may be made by e-mail.
6.3    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all obligations (including Taxes but excluding Indebtedness) of whatever nature, except where the amount or validity thereof is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member and except to the extent that any failure to pay, discharge or otherwise satisfy any such obligation could not reasonably be expected to have a Material Adverse Effect.
6.4    Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5    Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.
6.6    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent or any Lender to(i) visit and inspect any of its properties and examine and make abstracts from any of its books and records and (ii) to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Company and with its independent certified public accountants, in each of clause (i) and (ii), during regular business hours upon reasonable advance notice and at any reasonable time but not more than once per year (or, during the occurrence and continuation of an Event of Default, as often as may reasonably be requested); provided that the Company shall have the right to be present at any such visit, inspection or discussion.
6.7    Notices. Promptly give notice to the Administrative Agent and each Lender upon a Responsible Officer obtaining knowledge of:
(a)    the occurrence of any Default or Event of Default;
(b)    any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case could reasonably be expected to have a Material Adverse Effect;
(c)    any litigation or proceeding affecting any Group Member that could reasonably be expected to have a Material Adverse Effect or which relates to any Loan Document;
(d)    an ERISA Event; and
(e)    any development or event that is reasonably expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
6.8    Environmental Laws.
(a)    Comply in all material respects with, and ensure compliance in all material respects by all of its tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all of its tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except, in each case, to the extent the Company is diligently disputing its responsibility or liability for any such matter in a reasonably appropriate forum or manner and such disputation could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
6.9    Additional Collateral, etc.
(a)    With respect to any property in the form of Capital Stock of a Restricted Subsidiary or intercompany notes or intercompany receivables (but, in the case of any intercompany note or receivable owing by an Unrestricted Subsidiary, only if it arises out of the sale of solar modules) acquired after the Closing Date by any Loan Party (other than any such property described in paragraph (b) or (c) below and such property acquired by any Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, the Foreign Collateral Agreements or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property (provided that, only with respect to the Obligations of the Company or any Domestic Subsidiary Guarantor, the amount of Capital Stock of any Restricted Subsidiary that is a first-tier Foreign Subsidiary owned by the Company or any Domestic Subsidiary Guarantor pledged pursuant to this Section 6.9(a) shall be limited to 66% of the total outstanding voting Capital Stock (except, in the case of First Solar Singapore Hold Co Pte. Ltd., the amount of Capital Stock pledged pursuant to this Section 6.9(a) shall be limited to 65% of the total outstanding voting Capital Stock) and 100% of the total outstanding non-voting Capital Stock of such Foreign Subsidiary) and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.
(b)    With respect to any new Domestic Subsidiary that is a Restricted Subsidiary created or acquired after the Closing Date (which, for the purposes of this paragraph (b), shall include any such existing Unrestricted Subsidiary that is subsequently designated as a Restricted Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Restricted Subsidiary that is owned by the Company or any Domestic Subsidiary Guarantor, (ii) deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Restricted Subsidiary, if it is a Wholly Owned Subsidiary of the Company, (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement (but, in the case of any intercompany note or receivable owing by an Unrestricted Subsidiary, only if it arises out of the sale of solar modules) owned by such Restricted Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Restricted Subsidiary, substantially in the form of the closing certificate delivered on the Closing Date, with appropriate insertions and attachments, and (iv) if requested by the Administrative

Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
(c)    With respect to any new Foreign Subsidiary that is a Restricted Subsidiary created or acquired after the Closing Date (which, for the purposes of this paragraph (c), shall include any such existing Unrestricted Subsidiary that is subsequently designated as a Restricted Subsidiary), to the extent permitted and practicable and as reasonably requested by the Administrative Agent, and unless material adverse Tax or other legal effects would result therefrom (as assessed by the Company and the Administrative Agent) promptly (i) execute and deliver to the Administrative Agent such amendments to the applicable Security Documents or execute such new Security Documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Foreign Subsidiary that is owned by a Loan Party (provided that, only with respect to the Obligations of the Company or any Domestic Subsidiary Guarantor, the amount pledged pursuant to this Section 6.9(c) shall be limited to 66% of the total outstanding voting Capital Stock (except, in the case of First Solar Singapore Hold Co Pte. Ltd., the amount of Capital Stock pledged pursuant to this Section 6.9(a) shall be limited to 65% of the total outstanding voting Capital Stock) and 100% of the total outstanding non-voting Capital Stock of any first-tier Foreign Subsidiary owned by the Company or any Domestic Subsidiary Guarantor), (ii) deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, (iii) cause such new Restricted Subsidiary, if it is a Wholly Owned Subsidiary of the Company (A) to execute and deliver any new Security Documents or become a party to the applicable Security Documents (provided that such new Restricted Subsidiary shall only guarantee (and grant security to secure) Obligations of the Borrowing Subsidiaries that are Foreign Subsidiaries), (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in its property in the form of Capital Stock of a Restricted Subsidiary or intercompany notes or intercompany receivables of such new Restricted Subsidiary (but, in the case of any intercompany note or receivable owing by an Unrestricted Subsidiary, only if it arises out of the sale of solar modules), including the applicable filings in such jurisdictions as may be required by the applicable Security Document or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Restricted Subsidiary, substantially in the form of the closing certificate delivered on the Closing Date, with appropriate insertions and attachments; provided that this clause (iii) shall not apply if and for so long as there are no Borrowing Subsidiaries that are Foreign Subsidiaries, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
(d)    For the avoidance of doubt, any Building (as defined in the applicable Flood Insurance Regulations) and any Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) owned by the Company or any other Loan Party shall be excluded from the Collateral.
6.10    Designation of Subsidiaries. The Company may at any time designate any Restricted Subsidiary other than a Manufacturing Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary, provided that (i) immediately after giving effect to such designation, the Company and the Restricted Subsidiaries shall be in compliance, on a pro forma basis with the covenants set forth in Section 7.1(a) and 7.1(b), and (ii) the Company may only designate any existing Restricted Subsidiary other than a Manufacturing Subsidiary as an Unrestricted Subsidiary if immediately before and after such designation, no Default shall have occurred and be continuing. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. Each designation or redesignation must be evidenced by a notice from a Responsible Officer to the Administrative Agent together with a certificate of a Responsible Officer of the Company certifying that such designation complies with the foregoing conditions and setting forth in reasonable detail the calculations demonstrating compliance with the covenants set forth in Section 7.1(a)  and 7.1(b) .
6.11    Compliance with Laws. Will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
6.12    Post-Closing Covenant. No later than 30 days after the Closing Date (as such period may be extended by the Administrative Agent in its sole discretion), the Company shall deliver to the Administrative Agent a legal opinion of Delaware counsel to the Company and its Subsidiaries covering only the perfection of the security interest in that portion of the Collateral that may be perfected by the filing of UCC-1 financing statements with the Secretary of State of the State of Delaware.
SECTION 7.      NEGATIVE COVENANTS
The Company hereby agrees that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, it shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
7.1    Financial Condition Covenants.
(a)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at any time to exceed 2.50:1.00.
(b)    Minimum Liquidity. Permit the Liquidity Availability at any time to be less than $400,000,000.
7.2    Indebtedness and Guarantee Obligations.
(A) In the case of any Restricted Subsidiary, create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
(a)    Indebtedness of any Restricted Subsidiary pursuant to any Loan Document;
(b)    Indebtedness of any Restricted Subsidiary to the Company or any other Restricted Subsidiary;
(c)    Indebtedness of any Domestic Subsidiary Guarantor not secured by any Lien on its property;

(d)    existing Indebtedness of any Restricted Subsidiary listed on Schedule 7.2(A)(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);
(e)    Indebtedness of any Restricted Subsidiary incurred to finance the construction or acquisition of fixed or capital assets or any data or software in an aggregate principal amount for all Restricted Subsidiaries not to exceed $25,000,000 at any one time outstanding;
(f)    Indebtedness of any Foreign Subsidiary that is a Restricted Subsidiary in an amount not to exceed $125,000,000 at any one time outstanding;
(g)    Guarantee Obligations permitted under Section 7.2(B);
(h)    Indebtedness constituting the pledge of Capital Stock of 8point3 OpCo by the Borrower or any Restricted Subsidiary to secure any 8point3 Facility; and
(i)    Indebtedness of any Restricted Subsidiary pursuant to letters of credit, bank guarantees or similar instruments issued in the ordinary course of business; provided that the aggregate stated or face amount of all letters of credit, bank guarantees and similar instruments issued pursuant to this clause (i) and Section 7.2(B)(d) below shall not exceed $50,000,000 for all Restricted Subsidiaries outstanding at any time.
For purposes of determining compliance with this Section 7.2(A), the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect on the date that such Indebtedness was incurred.
(B)     In the case of any Restricted Subsidiary (other than a Domestic Subsidiary Guarantor), create, issue, incur, assume, become liable in respect of or suffer to exist any Guarantee Obligation, except:
(a)    Guarantee Obligations by any Restricted Subsidiary in respect of the obligations of the Company or any other Restricted Subsidiary;
(b)    Guarantee Obligations by any Restricted Subsidiary in respect of obligations of any Unrestricted Subsidiary or another Person that is not a Group Member that are recommended as a result of tax savings, Requirement of Law or other reasons in the operation of the business of the Company and its Restricted Subsidiaries and that in each case are reasonably satisfactory to the Administrative Agent;
(c)    Guarantee Obligations of any Restricted Subsidiary outstanding on the Closing Date and listed on Schedule 7.2(B)(c) and any renewal or extension thereof (including in connection with any refinancing or refunding of the obligations guaranteed); and
(d)    Guarantee Obligations by any Restricted Subsidiary pursuant to letters of credit, bank guarantees or similar instruments issued in the ordinary course of business; provided that the aggregate stated or face amount of all letters of credit, bank guarantees and similar instruments issued pursuant to this clause (d) and Section 7.2(A)(i) above shall not exceed $50,000,000 for all Restricted Subsidiaries outstanding at any time.

7.3    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:
(a)    Liens for Taxes and other governmental charges not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
(c)    pledges, deposits or similar Liens in connection with workers’ compensation, unemployment insurance and other social security legislation or regulation;
(d)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, utilities, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Group Member;
(f)    Liens in existence on the Closing Date listed on Schedule 7.3(f), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;
(g)    Liens created pursuant to the Security Documents;
(h)    [Reserved];
(i)    any interest or title of a lessor under any lease entered into by any Group Member in the ordinary course of its business and covering only the assets so leased;
(j)    Liens securing Indebtedness of any Restricted Subsidiary to finance the acquisition or construction of fixed or capital assets or any data or software, provided that (i) such Liens shall be created prior to or within 180 days after the acquisition or completion of construction of such fixed or capital assets or data or software, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the principal amount of Indebtedness secured thereby does not exceed $25,000,000 at any one time outstanding and (iv) such secured Indebtedness shall not be incurred to finance the construction or acquisition of new manufacturing facilities and assets relating thereto;
(k)    Liens securing Indebtedness of the Company to finance the acquisition or construction of fixed or capital assets or any data or software, provided that (i) such Liens shall be created prior to or within 180 days after the acquisition or completion of construction of such fixed or capital assets or data or software, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the principal amount of Indebtedness secured thereby, together with any obligations of the Company and the Restricted Subsidiaries permitted by Section 7.3(v), does not exceed $300,000,000 at any one time outstanding and (iv) such secured Indebtedness shall not be incurred to finance the construction or acquisition of new manufacturing facilities and assets relating thereto;
(l)    any Lien on any property acquired after the Closing Date and existing prior to the acquisition thereof by any Group Member or existing on any property of any Person that becomes a Restricted Subsidiary after the Closing Date that exists prior to the time such Person becomes a Restricted Subsidiary; provided that in each case such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be;
(m)    customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where any Group Member maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;
(n)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(o)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(p)    Intellectual Property licenses and sublicenses entered into in the ordinary course of business, and licenses, sublicenses, leases and subleases entered into in the ordinary course of business and any landlords’ liens arising under any such leases;
(q)    obligations with respect to repurchase agreements of the type described in the definition of Cash Equivalents;
(r)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods by any Group Member entered into by such Group Member in the ordinary course of its business;
(s)    Liens on property of a Group Member securing obligations owed to another Group Member;
(t)     judgment Liens in respect of judgments that do not constitute an Event of Default under clause (h) of Section 8;
(u)    Liens in respect of any cash-secured letters of credit in an amount not to exceed $150,000,000 at any one time outstanding;
(v)    other Liens not otherwise permitted by this Section 7.3 securing obligations in an aggregate amount for all Group Members, together with any Indebtedness of the Company secured by Liens permitted by Section 7.3(k), not exceeding $300,000,000 at any time outstanding; and
(w)    Liens on the Capital Stock of 8point3 OpCo to secure Indebtedness and other obligations incurred under or related to any 8point3 Facility.

For purposes of determining compliance with this Section 7.3, the amount of obligations secured by Liens denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect on the date that obligations secured by such Liens were incurred.
7.4    Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
(a)    any Restricted Subsidiary may be merged, consolidated or amalgamated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any other Restricted Subsidiary (provided that if either Restricted Subsidiary is a Subsidiary Guarantor or Wholly Owned Subsidiary, the survivor shall be a Subsidiary Guarantor or a Wholly Owned Subsidiary, as applicable);
(b)    any Person may be merged, consolidated or amalgamated with or into any Group Member in order to effect an acquisition (provided that if the Company is party to the merger, consolidation or amalgamation and the Company shall not be the continuing or surviving corporation, such surviving corporation shall be formed under the laws of the United States);
(c)    any Restricted Subsidiary may Dispose of any or all of its assets (i) to the Company or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5;
(d)    any Restricted Subsidiary may be liquidated, wound up or dissolved if such liquidation, winding up or dissolution is not materially disadvantageous to the Lenders, provided that if such Restricted Subsidiary is a Subsidiary Guarantor any liquidation, winding up or dissolution thereof shall be into a Borrower or a Subsidiary Guarantor; and
(e)    any Restricted Subsidiary may be merged, consolidated or amalgamated with or into another Person to effect a Disposition permitted by Section 7.5.
7.5    Disposition of Property. Dispose of any of its property (other than cash), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:
(a)    the Disposition of obsolete or worn out property, used equipment or other property no longer useful in the business of the Group Members, in each case in the ordinary course of business;
(b)    the sale of inventory in the ordinary course of business;
(c)    Dispositions permitted by clause (i) of Section 7.4(c);
(d)    the sale or issuance of any Restricted Subsidiary’s Capital Stock to the Company or any Wholly Owned Subsidiary Guarantor;
(e)    Dispositions of Cash Equivalents;
(f)    Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(g)    Dispositions by any Group Member to any other Group Member;
(h)    Dispositions permitted by Section 7.9;
(i)    Dispositions constituting investments in another Person;
(j)    Dispositions of a portion of any property acquired after the Closing Date pursuant to an Acquisition, provided such Dispositions are effected within 360 days after such Acquisition;
(k)    issuance by a newly-formed Restricted Subsidiary of its Capital Stock to any Group Member in connection with its formation;
(l)    issuance by any Restricted Subsidiary of additional Capital Stock to any Group Member that already owns Capital Stock of such Restricted Subsidiary or to any other Group Member that is the Company or is a wholly owned Restricted Subsidiary, provided that if the Capital Stock of such Restricted Subsidiary is already owned directly by a Loan Party, then such Capital Stock shall be issued to such Loan Party;
(m)    issuance by any non-wholly owned Restricted Subsidiary of additional Capital Stock to Persons that are not Group Members, if such issuance does not result in the dilution of the interests in the Capital Stock of such non-wholly owned Restricted Subsidiary held by the Group Members or, to the extent resulting in a dilution, is treated as a Disposition and is permitted under Section 7.5(n);
(n)    the Disposition during any fiscal year of the Company of other property having an aggregate fair market value not to exceed 5% of Consolidated Tangible Assets of the Company as of the end of the immediately preceding fiscal year;
(o)    any Disposition to an Unrestricted Subsidiary so long as such Disposition is not of assets used in, and does not impair, the manufacturing or sales operations of any Group Member;
(p)    any issuance or sale of Capital Stock in an Unrestricted Subsidiary; and
(q)    the Disposition of any 8point3 Interests.
7.6    Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:
(a)    any Restricted Subsidiary may make Restricted Payments to any Group Member that holds any of its Capital Stock, as well as ratable Restricted Payments to the other holders of its Capital Stock;
(b)     so long as no Default or Event of Default shall have occurred and be continuing at the time thereof and after giving effect thereto, the Company may purchase the Company’s Capital Stock from present or former directors, officers or employees of the Company or any

Subsidiary (or their estates or heirs) (i) upon the death, disability or termination of employment of such officer or employee or (ii) pursuant to Contractual Obligations or compensation plans;
(c)    any Group Member may purchase any Capital Stock of any Subsidiary; and
(d)    so long as no Default or Event of Default shall have occurred and be continuing at the time thereof and after giving effect thereto, the Company may declare or pay dividends on, or make payments on account of purchases of, the Company’s Capital Stock in a combined aggregate amount not to exceed the sum of (i) $250,000,000 and (ii) 100% of the net cash proceeds received by the Company or any Restricted Subsidiary from any Disposition of any 8point3 Interests; provided that the Restricted Payments permitted pursuant to clause (b) of this Section 7.6 shall not count towards the limitation set forth in this clause (d).
7.7    Acquisitions. Make any Acquisition, except for (a) Permitted Acquisitions, (b) Acquisitions of Capital Stock of any Subsidiary and (c) Acquisitions of assets of the Company or any Subsidiary not prohibited by Section 7.4.
7.8    Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Company or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
7.9    Sales and Leasebacks. Enter into any arrangement with any Person (other than another Group Member) providing for the leasing by any Group Member other than a Systems Subsidiary of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member (a “Sale and Leaseback”), other than (i) Sale and Leasebacks of real or personal property by a Group Member effected within 180 days after the date of the acquisition of such property if sold or transferred for a price equal or higher than the acquisition price paid by such Group Member and (ii) Sale and Leasebacks in amount not to exceed $25,000,000 at any one time outstanding.
7.10    Swap Agreements.  Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Restricted Subsidiary has actual exposure and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Restricted Subsidiary.
7.11    Changes in Fiscal Periods. Change the fiscal year of the Company or change the Company’s method of determining fiscal quarters, provided that the Company is permitted to change its fiscal year to end on December 31 and its fiscal quarters to calendar quarters.
7.12    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than this Agreement and the other Loan Documents, other than (i) the agreements existing on the Closing Date and listed on Schedule 7.12, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of any

Subsidiary, (iii) any customary provisions in leases, licenses and other agreements restricting assignment thereof, (iv) restrictions that are binding on a Restricted Subsidiary at the time it becomes a Restricted Subsidiary and that were not entered into in contemplation of its becoming a Restricted Subsidiary, (v) restrictions imposed by any agreement relating to secured obligations that apply only to the property securing such obligations and (vi) restrictions imposed by a contract entered into in the ordinary course of business providing for the sale or transfer of assets to a customer, to the extent that such restrictions require that such assets be (or that the Company or a Restricted Subsidiary represent that such assets are) free and clear of Liens at the time of manufacture, shipment, delivery or installation of such assets.
7.13    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Restricted Subsidiary, (b) make loans or advances to the Company or any other Restricted Subsidiary or (c) transfer any of its assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iii) any customary provisions in leases, licenses and other agreements restricting assignment thereof, (iv) restrictions that are binding on a Restricted Subsidiary at the time it becomes a Restricted Subsidiary and that were not entered into in contemplation of its becoming a Restricted Subsidiary, (v) restrictions imposed by any agreement relating to secured obligations that apply only to the property securing such obligations and (vi) restrictions in effect on the Closing Date and identified in Schedule 7.13 and any restrictions contained in any instrument or agreement which refinances or replaces any instrument or agreement listed in Schedule 7.13, provided that such restriction is not materially more onerous on the Company and its Restricted Subsidiaries than those in effect on the Closing Date.
7.14    Lines of Business. Enter into, to any material extent, any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Company and its Subsidiaries are engaged on the Closing Date or that are reasonably related thereto or otherwise related to the energy business.
7.15    Unrestricted Subsidiaries. Permit the Unrestricted Subsidiaries to have, in the aggregate, both (a) Consolidated EBITDA (as if such Unrestricted Subsidiaries were Restricted Subsidiaries) as of the last day of the most recent four fiscal quarter period of the Borrower for which financial statements were required to be delivered pursuant to Section 6.1 of greater than 10% of the Consolidated EBITDA of the Borrower and the Restricted Subsidiaries at such date and (b) Consolidated Net Tangible Assets (as if such Unrestricted Subsidiaries were Restricted Subsidiaries) as of the last day of the most recent fiscal quarter of the Borrower for which financial statements were required to be delivered pursuant to Section 6.1 of greater than 20% of the Consolidated Net Tangible Assets of the Borrower and the Restricted Subsidiaries at such date; provided that prior to the date on which the Compliance Certificate is required to be delivered with respect to any fiscal quarter, the Borrower may, in accordance with Section 6.10, designate one or more Unrestricted Subsidiaries as Restricted Subsidiaries, in which case, for purposes of this Section 7.15, such designation shall be deemed to have occurred (i) for purposes of clause (a) above, on the first day of the four fiscal quarter period referred to therein, and (ii) for purposes of clause (b) above, as of the last day of the fiscal quarter referred to therein.
7.16    Use of Proceeds. Will not request any Loan or Letter of Credit, and the Borrowers shall not use, and shall procure that their Subsidiaries and their or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 8.      EVENTS OF DEFAULT
If any of the following events shall occur and be continuing:
(a)    any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or
(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
(c)    any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to the Company only), Section 6.7(a) or Section 7 of this Agreement; or
(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Company from the Administrative Agent or the Required Lenders; or
(e)    (A) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each of clauses (ii) and (iii) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required (or, in the case of any such Indebtedness constituting a Guarantee Obligation, the taking of enforcement action against the underlying obligor), such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or (B) any Person (other than a Group Member) shall (i) default in making any payment of any principal of any Indebtedness covered by a Guarantee Obligation of a Group Member on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each of clauses (ii) and (iii) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become payable; provided, that a default, event or condition described in clause (A)(i), (A)(ii), (A)(iii), (B)(i), (B)(ii) or (B)(iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (A)(i), (A)(ii), (A)(iii), (B)(i), (B)(ii) or (B)(iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $20,000,000, provided, further, that this paragraph (e) shall not apply to (i) Indebtedness that becomes due, or under which a default occurs, as a result of the voluntary sale or transfer of property or assets if such sale or transfer is permitted hereunder and such Indebtedness is paid by or on behalf of the relevant obligor or (ii) Indebtedness that becomes due as a result of a refinancing thereof permitted under Section 7.2(A); or
(f)    (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or
(g)    (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan, (iii) the PBGC shall institute proceedings to terminate any Pension Plan(s), (iv) any Group Member or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect; or
(h)    one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid and to the extent not fully covered by insurance as to which the relevant insurance company has been notified and has not denied coverage) of

$20,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
(i)    any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert, or any Lien with respect to any Collateral consisting of Collateral (other than Pledged Stock) having an aggregate value in excess of $10,000,000 created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, in each case, except as permitted by the terms of the Loan Documents; or
(j)    the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert, in each case, except as permitted by the terms of the Loan Documents; or
(k)    (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Walton Interests, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)‑5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Company or (ii) the Company shall cease to be the beneficial owner, directly or indirectly, of 100% of the Capital Stock of each other Loan Party, other than pursuant to a Disposition permitted by Section 7.5;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Company or any other Borrower with outstanding Loans, automatically the Revolving Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the applicable Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Borrower.
SECTION 9.      THE AGENTS
9.1    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
9.2    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in‑fact selected by it with reasonable care.
9.3    Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys‑in‑fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
9.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
9.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
9.6    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys‑in‑fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys‑in‑fact or affiliates.
9.7    Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Revolving Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Revolving Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
9.8    Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
9.9    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 15 days’ notice to the Lenders and the Company. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 15 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.
9.10    Documentation Agent and Syndication Agent. Neither the Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.
SECTION 10.      MISCELLANEOUS
10.1    Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1 or as provided in Section 2.3. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby, provided that in the event of increases to the Total Revolving Commitment pursuant to Section 2.3, only the consent of the Lenders committing to such increase shall be required; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release the Company or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement or the Foreign Collateral Agreements, in each case without the written consent of all Lenders; (iv) change Section 2.15(b) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of all Lenders (except such changes in connection with an amendment, waiver or modification (A) that provides for a rate of interest for consenting Lenders that is different than the rate of interest for non-consenting Lenders, or provides for accrued interest to be paid pro rata to Lenders in accordance with the amount of interest owed to such Lenders, (B) to permit the Company or any of its Affiliates to purchase, redeem, exchange or prepay the Loans or (C) relating to the application of the provisions of this Agreement with respect to a Defaulting Lender); (v) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (vi) amend, modify or waive any provision of Section 2.4 or 2.5 without the written consent of the Swingline Lender; or (vii) amend, modify or waive any provision of Section 3 without the written consent of each Issuing Lender affected thereby. Any such waiver and any such amendment, supplement or modification shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement or to increase the aggregate Revolving Commitments by adding one or more lenders or increasing the Revolving Commitments of one or more Lenders that have agreed to such increase, and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
10.2    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received (or, if delivered or received after the regular business hours of the recipient, on the following Business Day), addressed as follows in the case of the Company and the other Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrowers:	First Solar, Inc. 350 West Washington Street, Suite 600 Tempe, Arizona 85281 Attention: General Counsel Telephone: (602) 414-9300 Email: generalcounsel@firstsolar.com

First Solar, Inc. 350 West Washington Street, Suite 600 Tempe, Arizona 85281 Attention: Treasurer Telephone: (602) 414-9300

Administrative Agent in respect of ABR Loans	JPMorgan Chase Bank, N.A. 10 South Dearborn, 7th Floor Chicago, IL 60603 Attention: Ladesiree Williams Telecopy: (888) 303-9732 Telephone: (312) 732-2007

JPMorgan Chase Bank, N.A. as Issuing Lender:
JPMorgan Chase Bank, N.A.
10 South Dearborn, 7th Floor
Chicago, IL 60603
Attention: Carolyn Edwards
Telecopy: (312) 732-2729
Telephone: (312) 732-2591

JPMorgan Chase Bank, N.A.
201 North Central Avenue, Floor 21
Phoenix, AZ 85004
Attention: Steven Krakoski
Telecopy: (602) 221-3359
Telephone: (602) 221-1360

Administrative Agent in respect of Eurocurrency Loans:	J.P. Morgan Europe Limited 25 Bank Street, Canary Wharf London E14 5JP

Attention: Ridwana Moosafeer Telephone: +44 20 7742 7980
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
10.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
10.5    Payment of Expenses and Taxes. The Company agrees (a) to pay or reimburse the Administrative Agent for all its reasonable costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one domestic counsel and one counsel in each foreign jurisdiction of the Borrowers to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Company prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to indemnify, and hold each Issuing Lender, each Lender and the Administrative Agent and their respective affiliates, officers, directors, employees, agents and advisors (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, and suits of any kind or nature whatsoever arising out of the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, the Letters of Credit and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings relating to the foregoing (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that the Company shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities resulted from the gross negligence or willful misconduct of such Indemnitee or any of its affiliates or their respective officers, directors or employees, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Company agrees that no Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided, that the Company shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities resulted from the gross negligence or willful misconduct of such Indemnitee or any of its affiliates or their respective officers, directors or employees, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Without limiting the foregoing, and to the extent permitted by applicable law and to the extent relating to Indemnified Liabilities (other than those covered by the proviso to the preceding sentence), the Company agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable promptly after written demand therefor. Statements payable by the Company pursuant to this Section 10.5 shall be submitted to Monica Pantea (Telephone No. (602) 384-9532) (Telecopy No. (602) 384-9632), at the address of the Company set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 10.5 shall not apply with respect to any Taxes other than as provided in paragraph (c) or any Taxes that represent losses or damages arising from any non-Tax claim.
10.6    Successors and Assigns; Participations and Assignments.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may (and, within five days after notice by the Company to a Lender in accordance with Section 2.20, shall) assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)	the Company (such consent not to be unreasonably withheld or delayed), provided that (1) no consent of the Company shall be required for an assignment to a Lender, an affiliate of a Lender,

an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person and (2) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)
the Administrative Agent and each Issuing Lender (each such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent or the Issuing Lenders shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund.

(ii)    Assignments shall be subject to the following additional conditions:

(A)
except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments and Loans, the amount of the Revolving Commitments and Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (and shall be in increments of $1,000,000 in excess thereof) in the case of a Revolving Commitment (and the corresponding ratable portion of the Loans) unless each of the Company and the Administrative Agent otherwise consent, provided that (1) no such consent of the Company shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)	any assignment of all or any part of the Revolving Commitment of any Lender shall include a ratable assignment of its Loans, and vice versa;

(C)
(1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;

(D)
the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)
without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective Assignee that bears a relationship to the Borrower described in Section 108(e)(4) of the Code.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, each other Borrower, the Administrative Agent, each Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Lender or Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged,

(B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) without the prior written consent of the Administrative Agent, no participation shall be sold to a prospective Participant that bears a relationship to the Borrower described in Section 108(e)(4) of the Code and (D) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.17(d) with respect to any payments made by such Lender to its Participant(s). Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of (and shall be subject to the limitations of) Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed), provided that the Participant shall be subject to the provisions of Sections 2.15, 2.19 and 2.20 as if it were an assignee under this Section 10.6.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)    Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
(f)    Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Company or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
10.7    Adjustments; Set‑off.
(a)    Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set‑off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender and its Affiliates shall have the right, without notice to the Borrowers, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon the Obligations becoming due and payable at the stated maturity or by acceleration, to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrowers. Each Lender agrees promptly to notify the applicable Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application. Notwithstanding the foregoing, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligations” set forth in the Guarantee and Collateral Agreement, no amounts received from, or set off with respect to, any Borrower shall be applied to any Excluded Swap Obligations of such Borrower.
10.8    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.
10.9    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
10.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
10.12    Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to each Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
10.13    Acknowledgements. Each Borrower hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)     no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.
10.14    Releases of Guarantees and Liens.
(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action reasonably requested by the Company having the effect of releasing any Collateral or Guarantee Obligations (i) in connection with consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 (including release of Liens on Collateral Disposed of or release of Guarantee Obligations of, and Collateral owned by, any Restricted Subsidiary that ceases to be a Restricted Subsidiary) or (ii) under the circumstances described in paragraph (b) below.
(b)    At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements or obligations in respect of indemnities or expense reimbursement obligations for which no amount is claimed owing at the time) shall have been paid in full, the Revolving Commitments have been terminated and no Letters of Credit shall be outstanding (other than those Letters of Credit to which the applicable Issuing Lender has agreed to an alternate arrangement), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
10.15    Confidentiality. Each of the Administrative Agent, each Issuing Lender and each Lender agrees to keep confidential the Information (as defined below); provided that nothing herein shall prevent the Administrative Agent, any Issuing Lender or any Lender from disclosing any such Information (a) to the Administrative Agent, any other Issuing Lender, any other Lender or any affiliate thereof, (b) subject to an agreement with provisions substantially the same as those of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement or other derivatives (or any professional advisor to such counterparty), (c) on a confidential basis, to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding (after giving notice to the Company), (g) that has been publicly disclosed, (h) on a confidential basis, to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) if agreed by the Company in its sole discretion, to any other Person. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Lenders or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrowers and their Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
All information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrowers and their Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
10.16    WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
10.17    No Fiduciary Duty. The Borrowers agree that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrowers, their stockholders or their affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrowers, on the other, (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrowers, their stockholders or their affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrowers, their stockholders or their Affiliates on other matters) or any other obligation to the Borrowers except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrowers, their management, stockholders, creditors or any other Person and (iii) each Agent, each Lender and their Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. The Borrowers acknowledge and agree that the Borrowers have consulted their own legal and financial advisors to the extent they deemed appropriate and that they are responsible for making their own independent judgment with respect to such transactions and the process leading thereto. The Borrowers agree that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrowers, in connection with such transaction or the process leading thereto.
10.18    USA Patriot Act. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act.
10.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
10.20    Restatement; Existing Credit Agreement. The parties hereto agree that this Agreement is a restatement of, and amendment to, the Existing Credit Agreement. This Agreement does not in any way constitute a novation of the Existing Credit Agreement, but is an amendment and restatement of same. It is understood and agreed that the Liens securing the Obligations under and as defined in the Existing Credit Agreement and the rights, duties, liabilities and obligations the Borrowers under the Existing Credit Agreement and the Loan Documents (as defined in the Existing Credit Agreement) to which it is a party shall not be extinguished but shall be carried forward and shall secure such obligations and liabilities as amended, renewed, extended and restated by this Agreement.
10.21    Reallocation of Commitments and Loans. The Lenders party to the Existing Credit Agreement have agreed among themselves to reallocate their respective Revolving Commitments (as defined in the Existing Credit Agreement) in accordance with each Lender’s applicable Revolving Commitment as contemplated by this Agreement, and to, among other things, allow certain financial institutions identified by the Arrangers in consultation with the Borrower, to become a party to this Agreement as a Lender (each, a “New Lender”) by acquiring an interest in the Total Revolving Commitments. On the Closing Date and after giving effect to such reallocation and adjustment of the Total Revolving

Commitments, the Revolving Commitment and Revolving Percentage of each Lender, including each New Lender, shall be as set forth on Schedule 1.1A and each Lender, including each New Lender, shall own its Revolving Percentage of the outstanding Loans. The reallocation and adjustment to the Revolving Commitments of each Lender, including each New Lender, as contemplated by this Section 10.21 shall be deemed to have been consummated pursuant to the terms of the Assignment and Assumption attached as Exhibit E hereto as if each of the Lenders, including each New Lender, had executed an Assignment and Assumption with respect to such reallocation and adjustment. The Borrower and the Administrative Agent hereby consent to such reallocation and adjustment of the Revolving Commitments and each New Lender’s acquisition of an interest in the Total Revolving Commitment. The Administrative Agent hereby waives the $3,500 processing and recordation fee set forth in Section 10.06(b)(ii)(C) with respect to the assignments and reallocations of the Commitments contemplated by this Section 10.21.
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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

FIRST SOLAR, INC., as Borrower

By:	/s/ Richard Romero
Name:	Richard Romero
Title:	Vice President, Treasury & Project Finance

JPMORGAN CHASE BANK, N.A., as Administrative Agent, an Issuing Lender and a Lender

By:	/s/ Alex Rogin
Name:	Alex Rogin
Title:	Executive Director

HSBC BANK USA, NATIONAL ASSOCIATION, as an Issuing Lender and a Lender

By:	/s/ Aleem Shamji
Name:	Aleem Shamji
Title:	Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as an Issuing Lender and a Lender

By:	/s/ Lucie Campos Caresmel
Name:	Lucie Campos Caresmel
Title:	Director

By:	/s/ Myra Martinez
Name:	Myra Martinez
Title:	Vice President

BMO HARRIS BANK, N.A., as a Lender

By:	/s/ Matthew Freeman
Name:	Matthew Freeman
Title:	SVP, Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Andrea Henderson
Name:	Andrea Henderson
Title:	Vice President

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

CITICORP NORTH AMERICA, INC., as a Lender

By:	/s/ Chido Ugochukwu
Name:	Chido Ugochukwu
Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Alain Pelanne
Name:	Alain Pelanne
Title:	Vice President

GOLDMAN SACHS LENDING PARTNERS, as a Lender

By:	/s/ Josh Rosenthal
Name:	Josh Rosenthal
Title:	Authorized Signatory

MIZUHO BANK, LTD., as a Lender

By:	/s/ Nelson Chang
Name:	Nelson Chang
Title:	Authorized Signatory